UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 22, 2012
Date of Report (Date of Earliest Event Reported)

Dakota Plains Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53390	20-2543857
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

294 Grove Lane East
Wayzata, Minnesota	55391
(Address of Principal Executive Offices)	(Zip Code)

(952) 473-9950
(Registrant’s Telephone Number, Including Area Code)

MCT Holding Corporation
4685 South Highland Drive, Suite 202
Salt Lake City, Utah 84117
(Former Name or Former Address, if Changed Since Last Report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 on Form 8-K/A amends the Current Report on Form 8-K filed by Dakota Plains Holdings, Inc. originally filed on March 24, 2012, (the “Original Filing”). This Amendment is being filed to (i) incorporate certain disclosures as a result of correspondence received from the Staff of the United States Securities and Exchange Commission. In accordance with Rule 12b-15 promulgated under the Securities Exchange Act of 1934, as amended, this Amendment includes the complete text of each item as amended. Except as described above, the Original Filing has not been materially amended, updated or otherwise modified. This Amendment does not reflect events occurring after the filing of the Original Filing. All other information remains unchanged and reflects the disclosures made at the original time of filing.

FORWARD-LOOKING STATEMENTS

     This current report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this report. These factors include:

•

price trends and overall demand for natural gas liquids (NGLs), refined petroleum products, oil, carbon dioxide, natural gas, electricity, coal, steel and other bulk materials and chemicals in North America, including the securing of necessary licenses and permits;

•	economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

•	changes in tax laws;

•

our indebtedness, which could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds, and/or place us at competitive disadvantages compared to our competitors that have less debt or have other adverse consequences;

•	capital markets conditions, inflation and interest rates;

•	changes in the tariff rates charged by pipeline companies implemented by the FERC, the CPUC, Canada’s National Energy Board or another regulatory agency;

•	changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and government bodies that may adversely affect our business or our ability to compete;

•	our ability to acquire new businesses and assets and integrate those operations into existing operations, as well as the ability to expand our facilities;

•	interruptions of electric power supply to our facilities due to natural disasters, power shortages, strikes, riots, terrorism, war or other causes;

•	difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from terminals or pipelines;

•	our ability to successfully identify and close acquisitions and make cost-saving changes in operations;

•	our ability to complete expansion projects on time and on budget;

•	shut-downs or cutbacks at major refineries, petrochemical or chemical plants, ports, utilities, military bases or other businesses that use our services or provide services or products to us;

•	crude oil and natural gas production from exploration and production areas that we serve, including the Parshall oil field and greater Williston Basin;

i

•

changes in accounting pronouncements that impact the measurement of our results of operations, the timing of when such measurements are to be made and recorded and the disclosures surrounding these activities;

•

our ability to offer and sell equity securities and debt securities or obtain debt financing in sufficient amounts to implement that portion of our business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of our facilities;

•	our ability to obtain insurance coverage without significant levels of self-retention of risk;

•	acts of nature, sabotage, terrorism or other similar acts causing damage greater than our insurance coverage limits;

•	the political and economic stability of the oil producing nations of the world;

•	foreign exchange fluctuations;

•	national, international, regional and local economic, competitive and regulatory conditions and developments;

•	the timing and extent of changes in commodity prices for oil, natural gas, electricity and certain agricultural products;

•	the timing and success of our business development efforts; and

•	other risk factors included under “Risk Factors” in this report.

You should read the matters described in “Risk Factors” and the other cautionary statements made in this report as being applicable to all related forward-looking statements wherever they appear in this report. We cannot assure you that the forward-looking statements in this report will prove to be accurate and therefore prospective investors are encouraged not to place undue reliance on forward-looking statements. You should read this report completely. Other than as required by law, we undertake no obligation to update or revise these forward-looking statements, even though our situation may change in the future.

JUMPSTART OUR BUSINESS STARTUPS ACT DISCLOSURE

Our company qualifies as an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as amended by the Jumpstart Our Business Startups Act (the “JOBS Act”). An issuer qualifies as an “emerging growth company” if it has total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year, and will continue to be deemed an emerging growth company until the earliest of:

•	the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1.0 billion or more;

•	the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement;

•	the date on which the issuer has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or

•	the date on which the issuer is deemed to be a “large accelerated filer,” as defined in Section 240.12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

As an emerging growth company, we are exempt from various reporting requirements. Specifically, DP is exempt from the following provisions:

•	Section 404(b) of the Sarbanes-Oxley Act of 2002, which requires evaluations and reporting related to an issuer’s internal controls;

•	Section 14A(a) of the Exchange Act, which requires an issuer to seek shareholder approval of the compensation of its executives not less frequently than once every three years; and

•	Section 14A(b) of the Exchange Act, which requires an issuer to seek shareholder approval of its so-called “golden parachute” compensation, or compensation upon termination of an employee’s employment.

Under the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. We has elected to use the extended transition period for complying with these new or revised accounting standards. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to elect to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

ii

Item 1.01	Entry into a Material Definitive Agreement.

          On March 22, 2012, Dakota Plains Holdings, Inc., formerly known as MCT Holding Corporation (“DP” or our “Company”), Dakota Plains, Inc., a Minnesota corporation engaged in the oil and gas transportation business (“Dakota Plains”), and DP Acquisition Corporation, a Minnesota corporation (“Merger Subsidiary”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the Merger Agreement, Merger Subsidiary merged with and into Dakota Plains (the “Initial Merger”), the separate corporate existence of Merger Subsidiary ceased, and Dakota Plains continued as the surviving corporation and as a wholly owned subsidiary of our Company. A copy of the Merger Agreement is filed as Exhibit 2.1 to this current report on Form 8-K and is incorporated by reference into this Item 1.01.

          As of March 22, 2012, the issued and outstanding common stock of Dakota Plains before the Initial Merger was converted into the right to receive an aggregate of 37,014,018 shares of our Company’s common stock, all of which are “restricted securities” under Rule 144. Of those shares, 530,000 are restricted shares of our Company’s common stock issued under certain Employment Agreements in exchange for 530,000 shares of similarly restricted Dakota Plains’ common stock. In addition, the outstanding options issued by Dakota Plains before the Initial Merger were converted into options to purchase an aggregate of 250,000 shares of our Company’s common stock, the outstanding warrants issued by Dakota Plains before the Initial Merger were converted into warrants to purchase an aggregate of 4,150,000 shares of our Company’s common stock. The shareholders of our Company before the Initial Merger retained 640,200 shares of common stock, representing approximately 1.7% of our outstanding shares of common stock immediately after the Initial Merger.

          As of March 23, 2012, Dakota Plains Holdings, Inc., the surviving corporation from the Initial Merger and then a wholly owned subsidiary of our Company, merged with and into MCT Holding Corporation (the “Second Merger”). Pursuant to the plan of merger governing the Second Merger, our Company changed its name from “MCT Holding Corporation” to “Dakota Plains Holdings, Inc.” A copy of the plan of merger is filed as Exhibit 2.2 to this current report on Form 8-K and is incorporated by reference into this Item 1.01.

Disposition of Certain Assets

          On December 15, 2011, our Company formed MCT Distribution Incorporated, a Utah corporation, as its wholly-owned subsidiary. Effective the same day our Company assigned substantially all of its assets and liabilities related to those assets to MCT Distribution Incorporated. Under the terms of a Stock Purchase Agreement between our Company and Lindsey Hailstone dated March 23, 2012, we transferred all of our Company’s ownership interest in MCT Distribution to Ms. Hailstone effective as of the same date.

          The assets transferred from our Company to MCT Distribution Incorporated (and related assumed liabilities) consisted almost entirely of the assets remaining in our Company relating to its prior tanning bed sales business (the “Prior Business”). The purpose of the disposition of the Prior Business was to enable management of our Company and MCT Distribution Incorporated to each focus on their respective, unrelated businesses, and will greatly simplify investor analysis of each respective company. The assets transferred to, and liabilities assumed by, MCT Distribution Incorporated in anticipation of the disposition is described in detail in the Stock Purchase Agreement.

          The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.3 to this current report Form 8-K and incorporated by reference into this Item 1.01.

          Under the terms of an Indemnification Agreement between our Company, on the one hand, and two existing MCT Holding Corporation shareholders, including our former President, on the other hand, Dakota Plains is, jointly and severally indemnified for up to an aggregate $2,000,000 in losses incurred by our Company as a result of any act or omission of MCT Holding Corporation prior to the effective time of the Initial Merger. The Indemnification Agreement is set to expire two years after the date of the Initial Merger. A copy of the Indemnification Agreement is filed as Exhibit 10.19 to this current report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets.

BUSINESS

          The predecessor to our Company was originally organized under the laws of the State of Utah on July 15, 2002 and merged with and into our Company, then named MCT Holding Corporation, for purposes of reincorporating under the laws of the State of Nevada in 2004. Our predecessor operated a tanning salon under the name “Malibu Club Tan” until March 2011, when it changed its primary business to tanning equipment sales. In December 2011, substantially all of the assets related to the tanning salon and tanning equipment sales businesses were transferred to MCT Distribution Incorporated, a wholly owned subsidiary of our Company. The information disclosed relating to the disposition and the prior business in Item 1.01 is incorporated herein by reference.

          On March 22, 2012, DP Acquisition Corporation, a wholly-owned subsidiary of our Company, merged with and into Dakota Plains, a company engaged primarily in oil and gas transportation and marketing industries. Dakota Plains was originally incorporated under the laws of the State of Nevada in 2008 under the name Dakota Plains Transport, Inc. In June 2011, it merged with and into Dakota Plains, Inc., a Minnesota corporation. The description of the Initial Merger and Secondary Merger under Item 1.01 above is incorporated herein by reference.

          In connection with the Initial Merger with Dakota Plains, our board of directors has resolved to focus our business on oil and gas transportation, marketing and related activities. Unless specifically stated otherwise, the remainder of the information set forth in this Item 2.01 relates to Dakota Plains.

Overview

          Our Company is principally focused on developing and owning transloading facilities, marketing and transporting of crude oil and related products from and into the Williston Basin oil fields of North Dakota. We compete by providing our customers value-added benefits, including full-service transloading and storage capabilities, competitive pricing and geographic proximity to one of the most compelling oil plays in the industry.

          We currently have a transloading entity and a marketing entity. Our Company contracts with third parties for the delivery of crude oil and owns a strategically-located transloading facility in New Town, North Dakota, which provides a competitive means of transportation to end markets and reflects our expectation that Bakken crude oil and natural gas production will continue to grow for several years. The United States Geological Survey and the North Dakota Industrial Commission are predicting the Bakken’s production will increase for many years, with production not expected to plateau until 2022 to 2024.

          Because current crude oil production in North Dakota exceeds existing pipeline takeaway capacity, we have adopted a crude by rail model. Current pipeline constraints are limiting the amount of crude takeaway from the Bakken oil fields. As such, rail transloading facilities are necessary to efficiently capture an increasing demand for transportation of supplies and product to and from the oil fields. Based on our expectations for increases in demand, we also have initiated investments in alternative means to support the loading, marketing and transporting of crude oil and related products to and from the Bakken oil fields, including owning or leasing railcars, storage tanks and other similar capital investments.

Crude Oil Transloading Business Segment

          In 2009, we completed the acquisition and build-out of our New Town, North Dakota transloading facility, which is fully operational and consists of four rail tracks situated on approximately 27.46 acres serviced by Soo Line Railroad Company, doing business as Canadian Pacific. We extended the lengths of the rail tracks on our property during 2010 and completed excavation and grading sufficient to allow for the construction of two additional rail tracks. We then completed the construction of our third and fourth tracks in the summer of 2011. On December 29, 2011, we acquired an additional 40 acres of property adjacent to the existing facility. We now own approximately 67.46 contiguous acres in New Town, North Dakota accessible by rail.

New Town Transloading Facility

          Our transloading facility is centrally located in Mountrail County, North Dakota, which continues to experience robust drilling activity in the Williston Basin. As of March 2012, the facility has capacity for 160 rail cars—over 100,000 barrels of crude oil—at any given time. Our facility transloaded 5.6 million barrels of crude oil in 2011, which translates into 8,705 rail tank cars and 25,327 truck semi-loads. In December 2011, our facility experienced its highest monthly volume when it transloaded 749,528 barrels of crude oil, for a daily average of 24,200 barrels and experienced a fourth quarter volume increase of 32% over its third quarter volume. We achieved a record at our facility on November 15, 2011, when it transloaded 35,996 barrels of crude oil in a single day. Our facility also transloaded more than 25,000 barrels of crude oil during eighteen separate days in October 2011, fourteen separate days in November 2011 and twelve separate days in December 2011. That amount of tank car capacity allows us to strategically service one 80-car unit train per day, which we hope to achieve in the second quarter of 2012.

          New Town is centrally located in the heart of the Parshall Field in Mountrail County, North Dakota. Our property was formerly used to store piping for Amerada Hess and provides easy access to the railway via a spur that Canadian Pacific has constructed. Our facility became fully operational in 2009 and currently includes the following features:

•	Private spur connecting the property to the Canadian Pacific Railway;

•	Four fully operational rail lines, each of which can service 40 cars (collectively 160 rail cars with capacity for approximately 100,000 barrels of oil) at any time;

•	Fully-enclosed electrical system between the existing tracks to provide maximum flexibility when powering transloading equipment; and

•	Sufficient undeveloped land providing the option to add new tracks, or various industrial use(s) to the facility at any time.

          The following diagram illustrates the current layout of our transloading facility relative to the Canadian Pacific main line servicing our property. We designed the facility to be developed in multiple stages. The current facility has the capacity to transload and/or store up to 160 rail cars on-site per day, the equivalent of 100,000 plus barrels. The tracks identified in blue represent the initial two tracks constructed on our property. The tracks identified in red represent the third and fourth tracks completed in early 2011.

Engineering Diagram Depicting Transloading Facility at New Town, North Dakota.

          Oil well operators currently are hauling crude oil via semi-truck as far away as 100 miles one way from New Town to various crude by rail facilities to load crude oil produced from wells located in the Parshall field onto railway systems at significant additional cost compared to the services offered by our transloading facility. In January 2012, North Dakota produced 546,000 barrels of oil per day. We estimate crude oil production within approximately a 75 mile radius to represent 80% of the volume, or over 435,000 barrels per day. One of the geographic advantages to our site is the Highway 23, Four Bears Bridge. The bridge represents the only means to cross Lake Sakakawea for approximately 90 miles in either direction.

          The facility also can accommodate significant storage of tanker-trucks, drilling equipment and other oil exploration equipment. We continue to conceptualize future stages of expansion of the facility, which will be designed to increase tanker car traffic on-site.

          New Town is located in Mountrail County, North Dakota, which continues to experience robust drilling activity in the Williston Basin. New Town is located at the entrance to a large peninsula in the heart of the Parshall oil field, and our transloading facility straddles the only road providing access to and from the peninsula. The peninsula is approximately 150 square miles of land, with 168 spacing units due to their water access to Lake Sakakawea. Three to seven drilling rigs have operated consistently on the peninsula throughout 2011, with current drilling activity focusing primarily on completing the first well in each spacing unit. Accordingly, the location constitutes the only position within the confines of the Parshall Field that was dedicated to hauling oil from that area in 2011.

Transloading Joint Venture

          In November 2009, Dakota Plains entered into a joint venture with Petroleum Transport Solutions, LLC (“PTS”) pursuant to which it acquired 50% of the outstanding ownership interests of a newly formed entity, Dakota Petroleum Transport Solutions, LLC (the “transloading joint venture”), and PTS acquired the remaining 50% ownership interest. PTS is a wholly-owned subsidiary of Western Petroleum Company, which is itself a wholly-owned subsidiary of World Fuel Services Corporation. (“WFS”). In December 2011, Dakota Plains transferred its ownership interest in the transloading joint venture to a wholly owned subsidiary, Dakota Plains Transloading, LLC.

          WFS is a global leader in the downstream marketing and financing of aviation, marine and ground transportation fuel products and related services. Through a team of local professionals in 48 countries, WFS delivers innovative fuel solutions and logistics at more than 6,000 locations around the world. WFS has been publicly held since 1986 and is traded on the NYSE under the stock symbol “INT”.

          Western Petroleum was acquired by WFS due to their extensive history in the marketing and transportation of hydrocarbon and other products throughout the Midwest and other areas since 1969. Western Petroleum also has substantial experience with crude oil and petroleum product transloading. Western Petroleum, now a part of WFS’ Land Division, is headquartered in Minneapolis, Minnesota, and has regional offices throughout the Unites States. This Land division of WFS currently supplies over 2,000 customers with approximately 100,000 barrels per day of refined fuels, lubricants, and propane.

          The terms of the joint venture require PTS to manage all aspects of the operations and logistics at our facility as well as provide rail cars and back office support to the project. The joint venture is required to pay Dakota Plains a monthly rental fee for use of our facility. After payment of this preferential fee to us as well as other operating expenses, we share all profits equally with PTS.

          Our joint venture also requires that PTS and our Company assist the joint venture through their respective contacts with producers, marketers, transporters, refiners and other end-users. Under the terms of the joint venture agreement, both PTS and our Company and their affiliates are restricted from participating as an owner, investor, manager or consultant in any hydrocarbon transloading facility, anywhere in North Dakota, except through our joint venture. The joint venture has recently begun the marketing of crude oil for its own account through the marketing joint venture. We will continue to review and analyze other opportunities in order to expand our footprint in the Williston Basin’s crude oil market. We believe the vertical integration of this business line has the potential to provide for substantial profits as we continue to develop the business.

          During 2010, the transloading joint venture entered into an agreement with UET Shipping, LLC (“UET”), a wholly-owned subsidiary of United Energy Corporation, regarding the transloading and storage of crude oil at our transloading facility. UET has transloaded crude oil through our transloading facility under contract commencing in August 2010 and transloaded a minimum of 12,500 barrels of crude oil per day through July 31, 2011. In July 2011, Dakota Petroleum Transport Solutions, LLC (DPTS) amended and restated its agreement with UET that extended their ability to utilize our facility through January 31, 2012. The extended term also incorporated a new volume commitment, based on the rail capacity allotted by the Canadian Pacific Railroad (“CP”). For the remainder of the contract term, UET was granted 60% of the rail volume committed by CP, with the marketing joint venture (discussed below) fulfilling the remaining 40% of the CP’s volume. In December 2011, the CP allotment was 25,500, which was shared 60% by UET and 40% by our marketing joint venture. The UET contract terminated effective January 31, 2012. The marketing joint venture intends to transload its maximum of 25,000 barrels per day at our transloading facility going forward. The marketing joint venture expects to gradually increase our volume to 50,000 barrels per day in 2012, utilizing a third party marketing firm that is currently being identified. While our existing transloading facility is capable of meeting the marketing joint venture’s plans for 2012, future arrangements with other marketing firms and operators may require additional expansion of our transloading facility.

Crude Oil Marketing Business Segment

          Our marketing business segment is comprised of our wholly-owned subsidiary, Dakota Plains Marketing, LLC (“DPM”). In April 2011, DPM entered into a joint venture with Petroleum Transport Solutions (“PTS”) pursuant to which DPM acquired 50% of the outstanding ownership interests of a newly formed entity, DPTS Marketing LLC (the “marketing joint venture”), and PTS acquired the remaining 50% ownership interest.

          In the context of the petroleum industry, “marketing” is the process of purchasing crude oil from the wellhead, or in the “field” and delivering it to the refinery. DPM and PTS and their affiliates, including our Company, Western Petroleum Company and WFS, are restricted from purchasing, selling, storing, transporting, or marketing crude oil or natural gas originating from production fields anywhere in North Dakota, except through the marketing joint venture.

          The marketing joint venture began purchasing crude oil in July 2011 and ended that month with 56,192 barrels purchased. The joint venture ended 2011 with 1.2 million barrels of crude oil purchased, which equates to 1,902 rail tank cars and 5,535 truck semi-loads. The joint venture experienced a 99% increase in volume growth from the third quarter, when it purchased 407,725 barrels of crude oil as compared to the fourth quarter of 2011, when it purchased 810,045 barrels of crude oil.

          Under the marketing joint venture’s member control agreement, PTS has agreed to manage the marketing of crude oil on behalf of the marketing joint venture. We share expenses and profits equally with PTS after payment by the marketing joint venture of a $0.08 per barrel trading fee and $0.0225 barrel accounting fee to PTS. All production marketed through the agreement will be concurrently hedged against fluctuations in commodity prices which we believe will substantially mitigate the market risks associated with the marketing of crude oil. We estimate the marketing joint venture will facilitate the marketing of approximately 25,000 barrels of crude oil per day by the end of the second quarter of 2012.

Gathering System Opportunity

          The transloading and marketing joint ventures are constantly pursuing and considering other opportunities relating to the transportation of crude oil and related products within the Williston Basin. We anticipate investing in other ventures and assets in addition to our transloading and marketing businesses. In particular, our Company has been approached by several third parties interested in constructing a feeder pipeline, also known as a gathering system, to transport crude oil from wells directly to our transloading facility. A gathering system would allow us and our businesses to captivate a significant volume of crude oil for our transloading facility, because we anticipate it would be more cost-effective to transport crude oil through a gathering system pipeline than utilizing semi-truck tankers.

          A gathering system would require that we construct storage tanks at our facility, in addition to other improvements. We believe constructing storage at our site would provide three primary benefits:

•	Increased consistency of delivery timing and significantly reduced risk of weather impacting our ability to operate our transloading facility;

•	Increased demand for use of our transloading facility by parties considering gathering systems to enter our facility and trunk pipelines exiting our facility; and

•	Increased opportunity to capitalize upon short-term market conditions and other marketing opportunities.

          Though we continue to explore opportunities to work with third parties regarding the construction of a feeder pipeline, we have not established definitive plans to pursue such an opportunity nor is there any assurance that such a project will come to fruition in the future. If, however, a project were to be realized, we are not currently able to reasonably estimate the capital expenditures or sources of financing for the project.

Storage Business Opportunity

          We currently expect to construct a permanent storage solution at our transloading facility. North Dakota’s crude by rail facilities collectively have the ability to store an aggregate of approximately 780,000 barrels of crude oil on site at the present time. However, approximately 1,825,000 barrels of additional storage capacity are being constructed or have been publicly announced. Accordingly, many of our competitors in that geographic region are constructing storage solutions at their facilities. We believe the purchase of the additional 40 acres adjacent to our original property will allow us to effectively implement our storage solution.

          We have engaged an independent engineering firm with substantial experience designing and managing the building of storage solutions in the Williston Basin. Dakota Petroleum Transport Solutions, LLC, our indirectly owned subsidiary, recently agreed to proceed with the aforementioned engineering firm’s storage facility design. To that end, Dakota Petroleum Transport Solutions, LLC executed a letter of intent with the engineering firm pursuant to which a storage tank manufacturer has begun construction of a permanent storage facility. We anticipate that the construction of the storage facility will result in aggregate capital expenditures of approximately $7.0 million, which we expect will be funded exclusively through cash generated by the operations of Dakota Petroleum Transport Solutions, LLC.

Trucking Business Opportunity

          During December 2011, the marketing joint venture was consistently transporting approximately 9,700 barrels per day of its own crude oil through our transloading facility. In the second quarter of 2012, we expect the marketing joint venture will market and, therefore, transport up to 25,000 barrels (or “bbls”) per day. In today’s environment, the marketing joint venture is contracting with third party trucking firms to haul its crude oil from the well head to our transloading facility in New Town.

          We continue to evaluate the efficiencies and economics of purchasing an existing trucking firm, partnering with an existing trucking firm or starting a trucking firm.

Our Strengths

Low Overhead Business Model

          Our transloading and marketing businesses are structured in a manner that minimizes overhead and leverages the experience and expertise of third-parties to identify and develop appropriate opportunities. We believe that most operational responsibilities can be handled by our current officers and through our joint venture with PTS, as well as the use of outside consultants.

Strategically Located

          According to the US Geological Survey, or “USGS,” the Bakken Shale play in North Dakota and Montana has an estimated 3.0 to 4.3 billion barrels of undiscovered, technically recoverable oil. The Bakken Formation estimate is larger than all other current USGS oil assessments of the lower 48 states and is the largest “continuous” oil accumulation ever assessed by the USGS. While December 2011 daily oil production approximated 535,000 barrels, compared to approximately 344,000 barrels in December 2010, North Dakota officials estimate the state will produce approximately 700,000 barrels of oil per day within the next four to seven years. In addition, in December 2011 there were approximately 6,600 producing wells as compared to 5,400 in December 2010 with 202 wells currently being drilled in North Dakota.

          Every horizontal drilling rig and well site in the Bakken consumes numerous railcars of inbound products each month. With several thousand drilling locations within 15 miles of our facility, we believe we have the opportunity to steadily grow our business from within and the flexibility to constantly pursue accretive investment opportunities. We anticipate investing in other ventures and assets in addition to our transloading facility, which will allow us to capture more volume from operators and marketers by making their crude oil transportation more cost-effective. In the current price environment, rail is approximately four times more fuel efficient than trucks. We estimate crude oil production to be at approximately 120,000 barrels per day within a 75-mile radius of our facility and expect production to grow to over 200,000 barrels per day over the next 18 months.

Significant volume growth

          We believe that our deep market knowledge and strategic position will enable us to benefit from growth opportunities in the Bakken transloading market by increasing current volumes of business with existing clients and building new relationships with leading local producers. We are currently negotiating relationships with other parties, including an operator that controls more than 50% of the current crude oil production within a 10-mile radius of our facility and crude oil marketing firms. As such, we have sufficient unused capacity at our facility to significantly expand our current operations.

Continue to grow operating profitability

          We remain focused on profitable growth. By maintaining our focus on providing greater value to our customers, gaining contracts from leading producers and efficiently managing costs through our non-operated, low overhead business model, we believe we can continue to generate positive returns on invested funds. As Williston Basin production continues to increase over the next several years, we expect that management’s focus on growing our market position by exploiting our strong geographic positioning will allow for our Company’s expansion and ability to meet the diverse crude oil transportation needs of our customers.

Our Customers

          Previously, a significant portion of the income generated from the transloading joint venture originated from one customer. Our contract with this customer expired on January 31, 2012. With DPTS Marketing initiating operations in July of 2011, our customer accounted for 60% of the DPTS transloading joint venture’s income with the remaining 40% of the income generated from DPTS Marketing. We have experienced minimum disruption in our business with the loss of UET as a customer. DPTS Marketing has been able to secure the volume of oil necessary to offset the loss of volume from that former customer. We currently do not have any long-term contracts with our major customers. A reduction in or termination of our services by any major customer could have a material adverse effect on our business and operating results.

Competition

          The transportation industry is highly competitive. Other companies have recently acquired and constructed transloading facilities to compete with our Company. This competition is expected to become increasingly intense as the demand to transport crude oil in North Dakota has risen in recent years. We intend initially to focus on transporting crude oil through the Canadian Pacific system. We will also compete directly with other parties transporting crude oil using Canadian Pacific, the Burlington Northern Railway, various trucking and similar concerns, the Enbridge pipeline and any other pipelines that are constructed and operated in North Dakota.

          Twelve crude by rail sites are currently operational that could handle approximately 455,000 bbls in the aggregate, with another five sites under construction or publicly announced that could add approximately 385,000 bbls. Hess in Tioga, EOG in Stanley, Musket Corporation in Dore and Bakken Oil Express in Dickinson are the four of the largest facilities currently operational with COLT in Epping and Savage in Trenton coming on line in the next few quarters. At full capacity, we believe their sites represent an additional 480,000 bbls per day in consistent take away volume. They also represent at least 1,620,000 bbls in on-site storage. The Bakken Oil Express, the largest player as of March 2012, is capable of moving approximately 100,000 bbls per day with 210,000 bbls in on-site storage. With Hess and EOG handling a great majority of their own oil, the COLT, Savage and Bakken Oil Express sites are our new competition. Of those, the nearest one, COLT in Epping, is in excess of 80 miles one way. US Development also built a crude by rail facility in Mountrail County, and is our closest crude by rail competitor. The wells we are targeting are all within the peninsula or within a fifteen mile radius outside the peninsula. While the new sites will definitely change the landscape, we believe the economics of the total solution will still allow us to be competitive and capture as much of the volume in the target geography, as our site can support.

          Additionally, other transportation companies may compete with us from time to time in obtaining capital from investors or in funding joint ventures with our prospective partners. Competitors include a variety of potential investors and larger companies, which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or adequately respond to competitive pressures, this inability may materially adversely affect our results of operation and financial condition.

Regulatory and Compliance Matters

          Our operations are subject to extensive federal, state and local environmental laws and regulations concerning, among other things, emissions to the air; discharges to waters; the generation, handling, storage, transportation and disposal of waste and hazardous materials; and the cleanup of hazardous material or petroleum releases. Changes to or limits on carbon dioxide emissions could result in significant capital expenditures to comply with these regulations with respect to our equipment, vehicles and machinery. Emission regulations could also adversely affect fuel efficiency and increase operating costs. Further, permit requirements or concerns regarding emissions and other forms of pollution could inhibit our ability to build facilities in strategic locations to facilitate growth and efficient operations. Environmental liability can extend to previously owned or operated properties, leased properties and properties owned by third parties, as well as to properties currently owned and used by our subsidiaries. An accidental release of hazardous materials could result in a significant loss of life and extensive property damage. In addition, insurance premiums charged for some or all of the coverage currently maintained by our Company could increase dramatically or certain coverage may not be available to our Company in the future if there is a catastrophic event related to transportation of hazardous materials. Our Company could incur significant expenses to investigate and remediate environmental contamination and maintain compliance with licensing or permitting requirements related to the foregoing, any of which could adversely affect our operating results, financial condition or liquidity.

Employees

          We currently have three full time employees, our Chief Executive Officer, President and Secretary, our Chief Financial Officer and Treasurer and our Vice President of Finance. We may hire additional employees to support the growth of our business. We believe that most operational responsibilities can be handled by our current employees and through our joint ventures with PTS, as well as the use of independent consultants. We are using and will continue to use the services of independent consultants and contractors to perform various professional services. We believe that this use of third-party service providers enhances our ability to minimize general and administrative expenses.

Legal Proceedings

          We are not currently party to any material legal proceedings. From time to time, we may be named as a defendant in legal actions arising from our normal business activities. We believe that we have obtained adequate insurance coverage or rights to indemnification in connection with potential legal proceedings that may arise.

RISK FACTORS

          Investing in our common stock involves risks. You should carefully consider the risks described below, in addition to the other information contained in this report, before investing in our common stock. Realization of any of the following risks, or adverse results from any matter listed under “Information Regarding Forward-Looking Statements,” could have a material adverse effect on our business, financial condition, cash flows and results of operations and could result in a decline in the trading price of our common stock. You might lose all or part of your investment. This report also contains forward-looking statements, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements, estimates and projections as a result of specific factors, including the risks described below.

Risks Related to Our Business

We are a company with limited operating history for you to evaluate our business.

          Dakota Plains’ successor was incorporated under the laws of Nevada on November 13, 2008, and has engaged in limited business operations. We are engaged in the business of developing a transloading facility and other means to support the loading, marketing and transporting of crude oil and related products from and into the North Dakota Williston Basin oil fields. We have limited operating history for you to consider in evaluating our business and prospects. As such, it is difficult for potential investors to evaluate our business.

          Dakota Plains experienced negative cash flows for its operating and investing activities during 2011, primarily due to the infrastructure investment required to purchase additional land near New Town, North Dakota and the expenses related to the expansion of the transloading facility. In addition, our Company funded the initial member preferred contribution of $10,000,000 required by each member of the DPTS marketing joint venture, to support the trading activities. Dakota Plains’ financing cash flows were positive due to the proceeds from the equity and promissory notes issuances. Dakota Plains’ net cash flow for 2011 was $1,178,375. In 2010, Dakota Plains’ operating and financing cash flows were positive, while investing cash flows were negative, resulting in a net negative cash flow of $85,299.

          Our operations are subject to all of the risks, difficulties, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the transportation and oil industries. Investors should evaluate us in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies. We may never overcome these obstacles.

          Our business is speculative and dependent upon the implementation of our business plan and our ability to enter into agreements with third parties for transloading, marketing and the leasing of our facility on terms that will be commercially viable for us. Our dependence on third-parties will also create significant risks that such third-parties may not fulfill their obligations under appropriate contracts and arrangements or may not be sufficiently staffed or funded to properly fulfill such obligations consistent with our needs and expectations.

Our lack of diversification increases the risk of an investment in our Company, and our financial condition and results of operations may deteriorate if we fail to diversify.

          Our business has initially focused on a single rail car transloading facility in New Town, North Dakota. Since its inception, Dakota Plains had focused solely on generating income through transloading at the facility. We are now generating income from our marketing joint venture. We intend to continue to pursue additional business lines, including the transporting of crude oil and related products from and into the Williston Basin oil fields. Our ability to diversify our investments will depend on our access to additional capital and financing sources and the availability of real property and other assets required to allow us to load, market and transport crude oil and related products.

          Larger companies have the ability to manage their risk by diversification. However, we will lack diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting the transportation and crude oil industries or the regions in which we operate than we would if our business were more diversified, enhancing our risk profile. If we cannot diversify our operations, our financial condition and results of operations could deteriorate.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

          Our ability to successfully operate our transloading facility depends on developing and maintaining close working relationships with industry participants and on our ability to select and evaluate suitable business arrangements and to consummate transactions in a highly competitive environment. These realities are subject to change and may impair our ability to grow.

          We are dependent on independent third parties to provide truck, rail and transloading services and to report certain events to us including delivery information. We may not own or control the transportation assets that deliver our customer’s products and we do not expect to employ the people directly involved in transloading products.

          Dakota Plains entered into the transloading joint venture with PTS, a subsidiary of Western Petroleum of Eden Prairie, Minnesota, in November 2009. Western Petroleum was subsequently purchased by WFS in October 2010. Under the terms of the transloading joint venture, PTS is responsible for managing the day-to-day transloading operations of our New Town facility. PTS also maintain the books and records associated with the facility. Because the transloading and marketing joint ventures are our primary means for generating income, we are highly dependent on the personnel and resources of PTS to successfully execute our business plan. Our ability to successfully maintain our relationship with PTS depends on a variety of factors, many of which will be entirely outside our control. We may not be able to establish this and other strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

          Our reliance on PTS and other third parties could cause delays in reporting certain events, including recognizing revenue and claims. If we are unable to secure sufficient equipment or other transportation services to meet our commitments to our customers, our operating results could be materially and adversely affected, and our customers could switch to our competitors temporarily or permanently. Many of these risks include:

•	equipment shortages in the transportation industry, particularly among rail carriers and parties that lease rail cars transporting crude oil products;

•	potential accounting disagreements with PTS;

•	potential substantial additional capital improvements required to maintain facility;

•	interruptions in service or stoppages in transportation as a result of labor or other issues;

•	Canadian Pacific’s capacity constraints;

•	competing facilities being constructed in close proximity;

•	impact of weather at origin (e.g. snow, flooding, cold temperatures) on all operations;

•	impact of weather at destinations (e.g. hurricanes, tornadoes, flooding);

•	congestion at offloading sites;

•	inadequate storage facilities;

•	changes in regulations impacting transportation; and

•	unanticipated changes in transportation rates.

Competition for the loading, marketing and transporting of crude oil and related products may impair our business.

          The transportation industry is highly competitive. Other companies have recently acquired and constructed transloading facilities to compete with our Company. This competition is expected to become increasingly intense as the demand to transport crude oil in North Dakota has risen in recent years. We intend initially to focus on transporting crude oil through the Canadian Pacific system. We will also compete directly with other parties transporting crude oil using Canadian Pacific, the Burlington Northern Railway, various trucking and similar concerns, the Enbridge pipeline and any other pipelines that are constructed and operated in North Dakota. Any material increase in the capacity and quality of these alternative methods or the passage of legislation granting greater latitude to them could have an adverse effect on our results of operations, financial condition or liquidity. In addition, a failure to provide the level of service required by our customers could result in loss of business to competitors. Our ability to defend, maintain or increase prices for our products and services is in part dependent on the industry’s capacity relative to customer demand, and on our ability to differentiate the value delivered by our products and services from our competitors’ products and services.

          Additionally, other transportation companies may compete with us from time to time in obtaining capital from investors or in funding joint ventures with our prospective partners. Competitors include a variety of potential investors and larger companies, which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or adequately respond to competitive pressures, this inability may materially adversely affect our results of operation and financial condition.

We may be unable to obtain additional capital that we will require to implement our business plan, which could restrict our ability to grow.

          We expect that our current capital and our other existing resources will be sufficient only to provide a limited amount of working capital, and the income generated from our initial operations alone may not be sufficient to fund our expected continuing opportunities. We likely will require additional capital to continue to operate our business beyond our current opportunities.

          Future facility expansions, acquisitions and capital expenditures, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow. There is no guarantee that we will be able to raise any required additional capital or generate sufficient cash flow from our current and proposed operations to fund our ongoing business.

          We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. If we do not succeed in raising additional capital, our resources may not be sufficient to fund our operations going forward.

          Future arrangements with other crude marketing firms and operators will require us to expand our facility to meet the logistical and storage needs that accompany larger throughput commitments. Any additional capital raised through the sale of equity may dilute the ownership percentage of our shareholders. This could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. Given the attractive return profiles of our potential customer arrangements, we expect that any additional capital required to fulfill our transloading commitments would be funded through one or more debt instruments to minimize dilution to existing shareholders. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

          Our ability to obtain needed financing may be impaired by such factors as the capital markets (both generally and in the oil industry in particular), our status as a new enterprise without a significant demonstrated operating history, the single location near New Town, North Dakota that we are initially operating (which limits our ability to diversify our activities) and/or the loss of key management. Further, if oil and/or natural gas prices or the commodities markets experience significant volatility or stagnation, such market conditions will likely adversely impact our income by decreasing demand for our services and simultaneously increasing our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our income from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations.

          We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which may adversely impact our financial condition.

We may not be able to effectively manage our growth, which may harm our profitability.

          Our strategy envisions expanding our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

•	meet our capital needs;

•	expand our systems effectively or efficiently or in a timely manner;

•	allocate our human resources optimally;

•	identify and hire qualified employees or retain valued employees; or

•	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our operations and our financial results could be adversely affected by inefficiency, which could diminish our profitability.

Our business may suffer if we do not attract and retain talented personnel.

          Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of our management and other personnel in conducting our business. We have a small management team, and the loss of a key individual or inability to attract suitably qualified staff could materially adversely impact our business.

          Our success depends on the ability of our management, employees and joint venture partner to interpret market data correctly and to interpret and respond to economic market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments, and ultimately, if required, to successfully divest such investments. Further, no assurance can be given that our key personnel will continue their association or employment with us or that replacement personnel with comparable skills can be found. We will seek to ensure that management and any key employees are appropriately compensated; however, their services cannot be guaranteed. If we are unable to attract and retain key personnel, our business may be adversely affected.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.

          Under the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. We have elected to use the extended transition period for complying with these new or revised accounting standards. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to elect to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Risks Related to Our Industry

Building and operating a transloading facility is risky and may not be commercially successful, and the advanced technologies we use cannot eliminate competition and environmental risk, which could impair our ability to generate income from our operations.

          Our future success will depend initially on our success in expanding and operating our New Town, North Dakota transloading facility. We will be almost entirely dependent on the demand to transport crude oil from wells in relatively close proximity to New Town.

Our ability to generate a return on our investments, income and our resulting financial performance are significantly affected by the prices oil exploration and production companies receive for crude oil produced from their wells.

          Especially in recent years, the prices at which crude oil trade in the open market have experienced significant volatility, including the recent expansion of the West Texas Intermediate and Brent spread, and will likely continue to fluctuate in the foreseeable future due to a variety of influences including, but not limited to, the following:

•	domestic and foreign demand for crude oil by both refineries and end users;

•	the introduction of alternative forms of fuel to replace or compete with crude oil;

•	domestic and foreign reserves and supply of crude oil;

•	competitive measures implemented by our competitors and domestic and foreign governmental bodies;

•

political climates in nations that traditionally produce and export significant quantities of crude oil (including military and other conflicts in the Middle East and surrounding geographic region) and regulations and tariffs imposed by exporting and importing nations;

•	weather conditions; and

•	domestic and foreign economic volatility and stability.

Demand for oil is subject to factors beyond our control, which may adversely affect our operating results. Changes in the global economy, changes in the ability of our customers to access equity or credit markets and volatility in oil prices could impact our customers’ spending levels and our revenues and operating results.

          The past slowdown in global economic growth and recession in the developed economies resulted in reduced demand for oil, increased spare productive capacity and lower energy prices. Weakness or deterioration of the global economy or credit market could reduce our customers’ spending levels and reduce our revenues and operating results. Incremental weakness in global economic activity will reduce demand for oil and result in lower oil prices. Incremental strength in global economic activity will create more demand for oil and support higher oil prices. In addition, demand for oil could be impacted by environmental regulation, including “cap and trade” legislation, carbon taxes and the cost for carbon capture and sequestration related regulations.

          Volatility in oil prices can also impact our customers’ activity levels and spending for our products and services. Current energy prices are important contributors to cash flow for our customers and their ability to fund exploration and development activities. Expectations about future prices and price volatility are important for determining future spending levels.

          Lower oil prices generally lead to decreased spending by our joint venture customers. While higher oil prices generally lead to increased spending by our joint venture customers, sustained high energy prices can be an impediment to economic growth, and can therefore negatively impact spending by our customers. Any of these factors could affect the demand for oil and could have a material adverse effect on our results of operations. Prolonged periods of low crude oil prices could cause oil exploration and production to become economically unfeasible. Decreased drilling and/or production activities by oil exploration and production companies could reduce demand for transportation of crude oil and adversely impact our business. A decrease in crude oil prices could also adversely impact our ability to raise additional capital to pursue future diversification and expansion activities.

Our inability to obtain necessary facilities could hamper our operations.

          Transporting crude oil and related products is dependent on the availability of real estate adjacent to railway and roadways, construction materials and contractors, transloading equipment, transportation methods, power and technical support in the particular areas where these activities will be conducted, and our access to these facilities may be limited. Demand for such limited real estate, equipment, construction materials and contractors or access restrictions may affect the availability of such real estate and equipment to us and may delay our business activities. The pricing and grading of appropriate real estate may also be unpredictable and we may be required to make efforts to upgrade and standardize our facilities, which may entail unanticipated costs and delays. Shortages and/or the unavailability of necessary construction materials, contractors and equipment will impair our activities, either by delaying our activities, increasing our costs or otherwise.

We may have difficulty obtaining crude oil to transport, which could harm our financial condition.

          In order to transport crude oil, we depend on our ability and the ability of marketing partners to purchase production from well operators. We also rely on local infrastructure and the availability of transportation for storage and shipment of oil to our facility, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. Well operators may also determine to utilize one or more of our competitors for any of a variety of reasons, and any lack of demand for us of our transloading facility and related services would be particularly problematic.

          Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we operate, or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

Supplies of crude oil are subject to factors beyond our control, which may adversely affect our operating results.

          Productive capacity for oil is dependent on our customers’ decisions to develop and produce oil reserves. The ability to produce oil can be affected by the number and productivity of new wells drilled and completed, as well as the rate of production and resulting depletion of existing wells. Advanced technologies, such as horizontal drilling and hydraulic fracturing, improve total recovery but also result in a more rapid production decline.

Increases in our operating expenses will impact our operating results and financial condition.

          Real estate acquisition, construction and regulatory compliance costs (including taxes) will substantially impact the net income we derive from the crude oil that we transport. These costs are subject to fluctuations and variation in different locales in which we will operate, and we may not be able to predict or control these costs. If these costs exceed our expectations, this may adversely affect our results of operations. In addition, we may not be able to earn net income at our predicted levels, which may impact our ability to satisfy our obligations.

A downturn in the economy or change in government policy could negatively impact demand for our services.

          Significant, extended negative changes in economic conditions that impact the producers and consumers of the commodities transported by our Company may have an adverse effect on our operating results, financial condition or liquidity. In addition, changes in United States and foreign government policies could change the economic environment and affect demand for our services. For example, changes in clean air laws or regulation promoting alternative fuels could reduce the demand for petroleum. Also, United States and foreign government agriculture tariffs or subsidies could affect the demand for petroleum.

Penalties we may incur could impair our business.

          Failure to comply with government regulations could subject us to administrative, civil or criminal penalties, could require us to forfeit property rights, and may affect the value of our assets. We may also be required to take corrective actions, such as installing additional equipment or taking other actions, each of which could require us to make substantial capital expenditures. We could also be required to indemnify our third-party contractors, joint venture partners and employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. As a result, our future business prospects could deteriorate due to regulatory constraints, and our profitability could be impaired by our obligation to provide such indemnification to our employees.

Our Company and the industry in which it operates are subject to stringent environmental laws and regulations, which may impose significant costs on its business operations.

          Our Company’s operations are subject to extensive federal, state and local environmental laws and regulations concerning, among other things, emissions to the air; discharges to waters; the generation, handling, storage, transportation and disposal of waste and hazardous materials; and the cleanup of hazardous material or petroleum releases. Changes to or limits on carbon dioxide emissions could result in significant capital expenditures to comply with these regulations with respect to our equipment, vehicles and machinery. Emission regulations could also adversely affect fuel efficiency and increase operating costs. Further, permit requirements or concerns regarding emissions and other forms of pollution could inhibit our ability to build or operate our facilities in strategic locations to facilitate growth and efficient operations. Environmental liability can extend to previously owned or operated properties, leased properties and properties owned by third parties, as well as to properties currently owned and used by our subsidiaries. Environmental liabilities may arise from claims asserted by adjacent landowners or other third parties in toxic tort litigation. An accidental release of hazardous materials could result in a significant loss of life and extensive property damage. In addition, insurance premiums charged for some or all of the coverage currently maintained by our Company could increase dramatically or certain coverage may not be available to us in the future if there is a catastrophic event related to transportation of hazardous materials. Our Company could incur significant expenses to investigate and remediate environmental contamination and maintain compliance with licensing or permitting requirements related to the foregoing, any of which could adversely affect our operating results, financial condition or liquidity.

Our insurance may be inadequate to cover liabilities we may incur.

          Our involvement in the transportation of oil and related products may result in us becoming subject to liability for pollution, property damage, personal injury, death or other hazards. Although we expect to obtain insurance in accordance with industry standards to address such risks and will attempt to require third-parties operating our facilities to indemnify us for such risks, such insurance and indemnification has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, such risks may not, in all circumstances, be insurable or, in certain circumstances, we may choose not to obtain insurance to protect against specific risks due to the high premiums associated with such insurance or for other reasons. The payment of such uninsured liabilities would reduce the funds available to us. If we suffer a significant event or occurrence that is not fully insured, or if the insurer of such event is not solvent, we could be required to divert funds from capital investment or other uses towards covering our liability for such events, and we may not be able to continue to obtain insurance on commercially reasonable terms.

Our business will suffer if we cannot obtain or maintain necessary licenses.

          Our operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or our loss of or denial of extension, to any of these licenses or permits could hamper our ability to produce income from our operations.

Challenges to our properties may impact our financial condition.

          Parties from whom we purchase real estate for our facilities, such as railways, may not provide warranty deeds ensuring we receive proper title to our properties. While we intend to make appropriate inquiries into the title of properties and other development rights we acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate. If our property rights are reduced, our ability to conduct our business activities may be impaired.

We will rely on technology to conduct our business and our technology could become ineffective, obsolete or temporarily unavailable.

          We rely on technology, including transloading techniques and economic models, to operate our facilities and to guide our business activities. We will be required to continually enhance and update our technology to maintain its effectiveness and to avoid disuse. The costs of doing so may be substantial, and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the effectiveness of our technology, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

Future acts of terrorism or war, as well as the threat of war, may cause significant disruptions in our business operations.

          Terrorist attacks, such as those that occurred on September 11, 2001, as well as the more recent attacks on the transportation systems in Madrid, London and in India, and any government response to those types of attacks and war or risk of war may adversely affect our results of operations, financial condition or liquidity. Rail lines and facilities we utilize could be direct targets or indirect casualties of an act or acts of terror, which could cause significant business interruption and result in increased costs and liabilities and decreased revenues, which could have an adverse effect on its operating results and financial condition. Such effects could be magnified if releases of hazardous materials are involved. Any act of terror, retaliatory strike, sustained military campaign or war or risk of war may have an adverse impact on our operating results and financial condition by causing or resulting in unpredictable operating or financial conditions, including disruptions of rail lines, volatility or sustained increase of fuel prices, fuel shortages, general economic decline and instability or weakness of financial markets. In addition, insurance premiums charged for some or all of the coverage currently maintained by our Company could increase dramatically or certain coverage may not be available to us in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Historical Financial Data” and the financial statements and related notes included elsewhere in this report. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this report. See also “Information Regarding Forward-Looking Statements.”

Overview

          We are principally focused on developing and owning transloading facilities, marketing and transporting crude oil and related products within the Williston Basin oil fields. We compete through our joint ventures by providing our customers with value-added benefits, including a full-service transloading facility, competitive pricing and optimal geographical location that is centrally located in Mountrail County, North Dakota, which continues to experience the most drilling activity in the Williston Basin. Currently, we have a transloading entity and a marketing entity, each of which is organized in the form of a limited liability company of which we hold a 50% membership interest.

          Our Company owns a transloading facility located in New Town, North Dakota. Pursuant to the lease between us and the transloading joint venture through December 31, 2013, our Company receives rental income for the transloading joint venture’s use of the transloading facility. In November 2009, we entered into an operating lease agreement with the transloading joint venture. Under the agreement with the transloading joint venture, our Company receives monthly lease payments through the Dakota Petroleum Transport Solutions, LLC contract date of December 31, 2013. The agreement includes provisions which allow us to collect additional rents if we incur certain additional costs related to the equipment and the transloading facility. The transloading business generates income primarily from a per-barrel fee charged when crude oil is transloaded into a tank railcar located on the transloading facility that it leases from our Company. Currently, crude oil is transloaded from semi-trailer trucks owned and operated by third parties into tank railcars through a mobile transloader. Using this method, our site has the capacity to transload approximately 50,000 barrels per day.

          The marketing joint venture purchases barrels of crude oil from well operators at the wellhead and from first purchasers delivering to our crude by rail facility. We then coordinate the transportation of the purchased crude oil to a purchaser at a location determined by the purchaser. Potential purchasers include; storage facilities, blending facilities, distributors and refineries. The following reflects a step-by-step process on how the marketing business operates:

1.	The marketing joint venture enters into a purchase and sale agreement with a producer or first purchaser.

2.

During the contracted month the marketing joint venture sends a third party trucking company to pick up the barrels from certain wellhead locations specified by the producer, or receives the barrels delivered in New Town.

3.

As specified in the purchase and sale agreement, title to the oil transfers from the producer (seller) to DPTS Marketing (purchaser) at the time it passes through the truck’s flange at the well or at our crude by rail site.

4.	The oil is transported by truck to our transloading facility where it is transferred from the truck to a railcar.

5.

Canadian Pacific then picks up the oil at our transloading facility in New Town, North Dakota and delivers it to several locations using arrangements with other class 1 and short line railroads; where DPTS Marketing sells the oil to its final customer.

Current Business Drivers

          As reported by the USGS, the North Dakota Industrial Commission currently predicts that the Bakken’s production will increase for many years. A common date for a production plateau is between the years of 2022 to 2024. The industry is currently predicting fifteen to twenty more years of infill wells being drilled.

          The prices at which crude oil trade in the open market have experienced significant volatility, and will likely continue to fluctuate in the foreseeable future due to a variety of influences including, but not limited to, the following:

•	domestic and foreign demand for crude oil by both refineries and end users;

•	the introduction of alternative forms of fuel to replace or compete with crude oil;

•	domestic and foreign reserves and supply of crude oil;

•	competitive measures implemented by our competitors and domestic and foreign governmental bodies;

•

political climates in nations that traditionally produce and export significant quantities of crude oil (including military and other conflicts in the Middle East and surrounding geographic region) and regulations and tariffs imposed by exporting and importing nations;

•	weather conditions; and

•	domestic and foreign economic volatility and stability.

          Lack of capacity within the trunk pipelines is driving competition within the transloading and storage industry. This competition is expected to become increasingly intense as the demand to transport crude oil in North Dakota has risen in recent years.

Critical Accounting Policies and Estimates

          Our summary of significant accounting policies is described in Note 2 to our audited consolidated financial statements included within this document. The financial information included herein contains audited financial statements and notes for the years ended December 31, 2011 and 2010.

          These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The preparation of these financial statements and disclosures requires the application of appropriate technical accounting rules and guidance, as well as the use of estimates and judgments that affect the reported amount of assets, liabilities, revenue, and expenses. The application of these policies involves judgments regarding future events and legal and regulatory challenges. In addition, the financial and operating environment may also have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies have not changed. From time to time, new accounting pronouncements are issued by FASB that are adopted by us as of the specified effective date. If not discussed, we believe that the impact of recently issued standards, which are not yet effective, will not have a material impact on our Company’s consolidated financial statements upon adoption.

Results of Operations

Fiscal Year Ended December 31, 2011 vs. Fiscal Year Ended December 31, 2010

          Our Company experienced a Net Loss of $3.1 million for the fiscal year ended December 31, 2011 compared to a Net Income of $665 thousand for the fiscal year ended December 31, 2010. The Net Loss was mainly driven by the expenses related to the loss on the extinguishment of debt and the period change in fair value of the embedded derivative, reflected in interest expense. In addition, there was also an increase in G&A expense related share based compensation to employees, directors and consultants. The higher expenses were partially offset by increases in Income from Investment in Dakota Petroleum Transport Solutions, LLC and DPTS Marketing, LLC equaling $4.2 million and $2.3 million respectively. The Dakota Petroleum Transport Solutions, LLC joint venture commenced operations in November 2009, the fiscal year ending December 31, 2010 was the first full year of operations. The DPTS Marketing, LLC joint venture was formed in April 2011 and began operating in July 2011. We also recognized rental income of $315 thousand in the fiscal year ended December 31, 2011 compared to $163 thousand in the fiscal year ended December 31, 2010.

          Loss on extinguishment of debt for the year ended December 31, 2011 was $4,552,500. The loss on the extinguishment of debt related to the exchange of the senior and junior notes for our currently outstanding promissory notes. The loss on extinguishment of debt is comprised of the $180,000 exchange fee paid to the holders of the junior and senior notes and the $4,372,500 fair value of the embedded derivative included in our outstanding promissory notes.

          The fair value of the embedded derivative included in our outstanding promissory notes increased by $1,167,500 during the year ended December 31, 2011. The increase in the fair value of the embedded derivative was due to the increased probability that a public listing would occur and trigger payment of the embedded derivative as compared to when the promissory notes were issued.

          Depreciation and amortization increased due to additions relating to the build out and development of the crude oil transloading site in New Town, North Dakota.

Non-GAAP Financial Measures

          We define Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) loss on extinguishment of debt and (v) non-cash expenses relating to share based payments recognized under ASC Topic 718. Adjusted EBITDA for the year ended December 31, 2011 was $5.6 million, compared to Adjusted EBITDA of $1.2 million for the fiscal year ended December 31, 2010. The increase in Adjusted EBITDA is primarily due to the portion attributable to our Company of the income generated from the transloading joint venture’s first full year of operations and from the marketing joint venture’s operations since, July 2011.

Dakota Plains, Inc.
Reconciliation of Adjusted EBITDA

	Year Ended December 31,
	2011	2010
Net Income (Loss)	$(3,110,791)	$665,306
Add Back:
Income Tax Provision (Benefit)	(2,007,000)	416,000
Depreciation and Amortization	159,275	90,929
Share Based Compensation - Employees and Directors	510,756	-
Share Based Compensation - Consultants	2,168,000	46,728
Loss on Extinguishment of Debt	4,552,500	-
Interest Expense	3,371,812	-
Adjusted EBITDA	$5,644,552	$1,218,963

          Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC and is derived from net income, which is the most directly comparable financial measure calculated in accordance with GAAP. We believe presenting Adjusted EBITDA provides useful information to investors to gain an overall understanding of our current financial performance. Specifically, we believe the non-GAAP financial measure included herein provides useful information to both management and investors by excluding certain expenses that our management believes are not indicative of our operating results. In addition, the non-GAAP financial measure is used by our management for budgeting and forecasting as well as subsequently measuring our performance, and we believe that we are providing investors with a financial measure that most closely align to our internal measurement processes.

Liquidity and Capital Resources

          Our short and long-term future cash needs will involve supporting the loading, marketing and transporting of crude oil and related products from and into the Williston Basin fields. We plan on expanding our existing transloading facility to meet the logistical and storage needs of future transloading arrangements. This will include the possible implementation of a central gathering system which will feed into a storage facility. We are continuing to evaluate the acquisition or possible start-up of a trucking operation to haul oil from the various well sites to our transloading facility. In addition, we are also evaluating leasing additional rail cars and other similar assets.

          We issued $9.0 million aggregate principal amount of 12.0% promissory notes due March 1, 2013. Pursuant to the Exchange and Loan Agreements executed in connection with the issuance of the promissory notes, our Company, at its discretion on or before November 1, 2012, may require certain holders of the promissory notes to lend to our Company, in a single draw, up to an aggregate of $5.5 million in proportion to the principal amount of such holders’ existing promissory notes. The supplemental notes, if issued, would bear 18% simple annual interest and would mature one year after the date of issuance. If supplemental notes are issued, each holder of the supplemental notes will also receive a warrant to purchase at the strike price (volume weighted average closing price of our Company’s common stock over the twenty trading days after the supplemental notes are issued) a number of shares of our Company’s common stock equal to the quotient of the 50% of the principal amount of the supplemental note divided by $1.00. The warrant would be exercisable at any time during the period that is ten years after the date the supplemental notes are issued at a per share exercise price equal to the volume-weighted average closing price of our Company’s common stock over the twenty trading days after the date the supplemental notes are issued.

          The transloading joint venture distributes a cash payment on a monthly basis using a calculation that considers the month’s ending cash balance less third party expenses, both current and due over the next 30 days. The ending amount is the priority cash available. Any joint venture member transaction payments due are deducted from the priority cash available. The ending balance, which is the priority cash remaining is then multiplied by 50%, which is the required distribution amount. The distribution amount is then evenly distributed between Dakota Plains Transloading, LLC and PTS. There was a cash distribution in March 2011 and distributions in July through December 2011 and January 2012.

          The marketing joint venture determines if there will be a cash distribution on a quarterly basis. The distribution is based on the quarter’s ending cash balance, less the required member preferred initial contribution of $20 million, less the trading activities incurred during the current quarter, less the forecasted next quarter’s operating expenses and cash necessary to fund trading activities through the next quarter. The net balance will be the priority cash available and will be distributed at 50% of the balance, evenly between Dakota Plains Marketing, LLC and PTS. There were no cash distributions in 2011 and January 2012.

          We plan to construct a permanent storage solution at our transloading facility. We have engaged an independent engineering firm with substantial experience designing and managing the building of storage solutions in the Williston Basin. Dakota Petroleum Transport Solutions, LLC, our indirectly owned subsidiary, recently agreed to proceed with the aforementioned engineering firm’s storage facility design. To that end, Dakota Petroleum Transport Solutions, LLC executed a letter of intent with the engineering firm pursuant to which a storage tank manufacturer has begun construction of a permanent storage facility. We anticipate that the construction of the storage facility will result in aggregate capital expenditures of approximately $7.0 million, which we expect will be funded exclusively through cash generated by the operations of Dakota Petroleum Transport Solutions, LLC.

Off Balance Sheet Arrangements

          We have no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Sensitivity Risk

          For fixed rate debt, interest rate changes affect the fair value of financial instruments but do not impact earnings or cash flows. Conversely, for floating rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flows, assuming other factors are held constant. The principal objectives of our investment activities are to preserve principal, provide liquidity and maximize income consistent with minimizing risk of material loss. The recorded carrying amounts of cash and cash equivalents approximate fair value due to their short maturities and do not have material market risk exposure. All of our outstanding debt as of December 31, 2011 had a fixed rate. We therefore do not have any material risk to interest rate fluctuations.

Foreign Currency Exchange Risk

          Our results of operations and cash flows are not materially affected by fluctuations in foreign currency exchange rates.

Seasonality

          The industries in which we operate can be highly cyclical. The most critical factor in assessing the outlook for the oil and gas industry is the worldwide supply and demand for oil and the domestic supply and demand for natural gas. The peaks and valleys of demand are further apart than those of many other cyclical industries. This is primarily a result of the industry being driven by commodity demand and corresponding price increases. As demand increases, producers raise their prices. The price escalation enables producers to increase their capital expenditures. The increased capital expenditures ultimately result in greater revenues and profits for services and equipment companies. The increased capital expenditures also ultimately result in greater production which historically has resulted in increased supplies and reduced prices.

          Historically, we have experienced our lowest utilization of our transloading facility during the first quarter, and to a lesser extent during the fourth quarter, when weather conditions are least favorable for efficient operation of our transloading facility. As is common in the industry, through the transloading joint venture, and to a lesser extent the marketing joint venture, we typically bear the risk of delays caused by some, but not all, adverse weather conditions.

PROPERTIES

          We maintain our principal executive offices at 294 Grove Lane East, Wayzata, Minnesota 55391. This location is leased under a month-to-month lease arrangement.

          We own 67.5 acres of land in New Town, North Dakota upon which we have constructed a transloading facility on our original parcel purchase of 27.5 acres, which currently has capacity to service up to 160 rail cars (approximately 100,000 barrels of crude oil). Based on remaining available space owned today, we estimate that the site can accommodate future expansions to increase its capacity to service a total of up to 200 rail cars.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information with respect to the beneficial ownership of our outstanding common stock as of March 22, 2012, after giving effect to the Initial Merger, by (i) each of our named executive officers; (ii) each of our directors; and (iii) all of our executive officers, directors and director nominees as a group. Ownership percentages are based on 37,654,218 shares of common stock outstanding as of the close of business on March 22, 2012, after giving effect to the Initial Merger. Based on that information available to us, as of that date, no person is a beneficial owner of more than 5% of our common stock.

          Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge and subject to applicable community property laws, each of the holders of stock listed below has sole voting and investment power as to the stock owned unless otherwise noted. The table below includes the number of shares underlying options which are exercisable within 60 days from the date of this report. Except as otherwise noted below, the address for each director or officer listed in the table is c/o Dakota Plains Holdings, Inc., 294 Grove Lane East, Wayzata, Minnesota 55391.

Name	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
Executive Officers and Directors
Gabriel G. Claypool	1,050,000	(a)	2.74%
Timothy R. Brady	50,000	(b)	*
Nicholas Q. Dillon	200,000	(c)	*
Paul M. Cownie	1,410,400	(d)	3.74%
David J. Fellon	60,000	(b)	*
Terry H. Rust	60,000	(b)	*
John W. Whitaker	285,800	(e)	*
Executive officers and directors as a group (7 persons)	3,116,200		8.07%

*	Less than one percent.
(a)	Includes 600,000 shares subject to warrants exercisable at $2.50 per share and 450,000 shares of restricted common stock.
(b)	Includes 50,000 shares subject to stock options exercisable at $2.50 per share.
(c)	Includes 100,000 shares subject to warrants exercisable at $2.50 per share and 80,000 shares of restricted common stock.
(d)

Includes 1,158,200 shares held by COG Partners, LLC, for which Mr. Cownie serves as President, 112,900 shares held in a revocable trust, 50,000 shares subject to stock options exercisable at $2.50 per share, and 50,000 shares subject to stock warrants exercisable at $0.285 per share.

(e)	Includes 225,800 shares held as a trustee and 50,000 shares subject to stock options exercisable at $2.50 per share.

2011 Equity Incentive Plan

          In connection with the Initial Merger, our Company adopted and assumed the Dakota Plains, Inc. 2011 Equity Incentive Plan, which we refer to as our 2011 Plan. The purposes of the 2011 Plan is to attract and retain the best available personnel, to provide them with incentives for superior performance and to align their interests with the interests of our shareholders. The material terms of the 2011 Plan are summarized below.

Administration

          The 2011 Plan is administered by the compensation committee of our board of directors. The 2011 Plan calls for members of the committee to be “non-employee directors” under Rule 16-b3 of the Securities Exchange Act of 1934 and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The committee has authority to adopt, revise and waive rules relating to the 2011 Plan and to determine the timing and identity of participants, the amount of any awards and other terms and conditions of awards. Subject to applicable law, the committee may delegate its responsibilities under the 2011 Plan to members of our management or to others with respect to the selection and grants of awards to our non-officer employees.

Eligibility and Number of Shares

          All of our employees and our affiliates and other individuals or entities that are not employees but who provide services to us or our affiliates in capacities such as consultants, advisors and directors are eligible to receive awards under the 2011 Plan at the discretion of the committee. Incentive stock options under the 2011 Plan may be awarded only to our employees. As of March 22, 2012, there were three employees, five directors and other individuals who provide services to us, any or all of whom may be considered for the grant of awards under the 2011 Plan at the discretion of the committee.

          A total of 2,000,000 shares of our common stock are authorized for grant under the 2011 Plan. The total number of shares available under the 2011 Plan is subject to adjustment in connection with certain changes in capitalization, and may be increased under circumstances described in the following paragraph. As of March 22, 2012, there were grants covering 250,000 shares of common stock outstanding under the Plan, leaving a total of 1,750,000 shares available for future grants under the 2011 Plan.

          Any shares subject to an award under the 2011 Plan that lapses, expires, is forfeited (including issued shares forfeited under a restricted stock award) or for any reason is terminated, unexercised or unvested or is settled or paid in cash or any form of property other than shares, automatically again become available for issuance under the 2011 Plan and correspondingly increase the total number of shares available for issuance under the 2011 Plan. However, the following shares will not again become available for issuance under the 2011 Plan: (i) any shares that would have been issued upon exercise of an option but for the fact that the exercise price was paid by a “net exercise”, (ii) any shares already owned by a 2011 Plan participant that are delivered in payment of an option exercise price, any shares we withhold or already owned shares delivered by a 2011 Plan participant to satisfy any tax withholding obligation with respect to an award, and (iii) shares that we repurchase by using exercise proceeds from an option granted under the 2011 Plan.

          Shares subject to awards under the 2011 Plan that are issued in substitution for or in connection with the assumption of outstanding equity awards granted by a company acquired by our Company will not reduce the pool of available shares under the 2011 Plan. Similarly, if a company is acquired by, or combines with, our Company and has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of the acquisition or combination, then such shares may be included in the pool of available shares under the 2011 Plan.

Awards

          The 2011 Plan allows us to grant stock options, stock appreciation rights (SARs), restricted stock, stock units and other stock-based awards. Each award will be evidenced by an agreement with the award recipient setting forth the terms and conditions of the award, including vesting conditions. Awards under the plan have a maximum term of ten years from the date of grant. The plan administrator may provide that the vesting or payment of any award will be subject to the achievement of certain performance measures established by the administrator, and the administrator will determine whether such measures have been achieved. The administrator at any time may amend the terms of any award previously granted, except that, in general, no amendment may be made that materially impairs the rights of any participant with respect to an outstanding award without the participant’s consent. In addition, we may amend the plan and any award agreements under the plan in order to ensure compliance with the requirements of Section 409A of the Internal Revenue Code.

•

Stock Options. Stock options permit the holder to purchase a specified number of shares of our common stock at a set price. Stock options granted under the plan may be either incentive or nonqualified stock options. The exercise price of a stock option granted under the plan generally may not be less than the fair market value of our common stock on the date of grant. Incentive stock options granted to employees who hold more than 10% of the total combined voting power of our stock will have an exercise price not less than 110% of the fair market value of our common stock on the date of grant and will have a maximum term of five years. The plan administrator will determine the terms and conditions of options granted under the plan, including exercise price and vesting and exercisability terms.

•

Stock Appreciation Rights. SARs provide for payment to the holder of all or a portion of the excess of the fair market value of a specified number of shares of our common stock on the date of exercise over a specified exercise price. Payment may be made in cash or shares of our common stock or a combination of both, as determined by the plan administrator. The administrator will establish the terms and conditions of exercise, including the exercise price, of SARs granted under the plan.

•

Restricted Stock. Restricted stock awards are awards of shares of our common stock that are subject to restrictions determined by the plan administrator, which may include vesting conditions, forfeiture conditions and other restrictions. The administrator will determine whether any consideration other than services to our company must be paid for a restricted stock award. The maximum number of shares of restricted stock that may be granted during a calendar year to a participant may not exceed 1,000,000 shares.

•

Stock Units. Stock units provide the holder with the right to receive, in cash or shares of our common stock or a combination of both, the fair market value of a share of our common stock and will be subject to such vesting and forfeiture conditions and other restrictions as the plan administrator determines. Stock unit awards may, at the discretion of the plan administrator, provide the holder with the right to receive dividend equivalent payments with respect to the shares subject to the award. The administrator will determine whether any consideration other than services to our company must be paid for a stock unit award. The maximum number of stock units that may be granted during a calendar year to a participant may not exceed 1,000,000 shares.

•	Other Awards. The plan administrator, in its discretion, may grant other stock-based awards under the plan. The administrator will set the terms and conditions of such awards.

Substitute Awards

          The plan administrator may grant awards under the 2011 Plan in substitution for awards granted by another entity acquired by our Company or with which our Company combines. The terms and conditions of these substitute awards will be comparable to the terms of the awards replaced, and may therefore differ from the terms and conditions otherwise set forth in the plan.

Exchange Programs

          The plan administrator may institute an exchange program under which outstanding stock options or SARs are surrendered or canceled in exchange for stock options or SARs of the same type (with higher or lower exercise prices or different terms), awards of a different type or cash. The plan administrator also may institute a program under which the exercise price of an outstanding stock option or SAR is reduced.

Transferability

          Unless otherwise determined by the plan administrator, awards granted under the plan generally are not transferable except by will or the laws of descent and distribution or to an appropriately designated beneficiary. The plan administrator may permit the transfer of awards other than incentive stock options pursuant to a qualified domestic relations order or by way of gift to a family member.

Termination of Service

          Unless otherwise provided in an award agreement (and except with respect to terminations following certain corporate transactions described below under “Change in Control; Corporate Transaction”), upon termination of an award recipient’s service with our Company, all unvested and unexercisable portions of the recipient’s outstanding awards will immediately be forfeited. If an award recipient’s service with our Company terminates other than for cause (as defined in the plan), death or disability, the vested and exercisable portions of the recipient’s outstanding options and SARs generally will remain exercisable for three months after termination. If a recipient’s service terminates due to death or disability (or if a recipient dies during the three-month period after termination of service other than for cause), the vested and exercisable portions of the recipient’s outstanding options and SARs generally will remain exercisable for one year after termination. Upon termination for cause, all unexercised stock options and SARs will also be forfeited.

Change in Control; Corporate Transaction

          Unless otherwise provided in an award agreement, in the event of a sale of all or substantially all of our assets or a merger, consolidation, or share exchange involving our Company, the surviving or successor entity may continue, assume or replace some or all of the outstanding awards under the 2011 Plan. Our awards agreements with our executive officers will typically provide that if awards granted to the executive officer under the 2011 Plan are continued, assumed or replaced in connection with such an event and if within one year after the event the executive officer experiences an involuntary termination of service other than for cause, the executive officer’s outstanding awards will vest in full, will immediately become fully exercisable and will remain exercisable for one year following termination. If awards granted to any participant are not continued, assumed or replaced, the administrator may provide for the surrender of any outstanding award in exchange for payment to the holder of the amount of the consideration that would have been received in the event for the number of shares subject to the award less the aggregate exercise price (if any) of the award. In the event of a change in control (as defined in the 2011 Plan) that does not involve a merger, consolidation, share exchange, or sale of all or substantially all of our Company’s assets, the plan administrator, in its discretion, may provide that any outstanding award will become fully vested and exercisable upon the change in control or upon the involuntary termination of the participant within one year after the change in control or that any outstanding award will be surrendered in exchange for payment to the holder of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award.

Adjustment of Awards

          In the event of an equity restructuring that affects the per share value of our common stock, including a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the plan administrator will make appropriate adjustment to: (1) the number and kind of securities reserved for issuance under the plan, (2) the number and kind of securities subject to outstanding awards under the plan, (3) the exercise price of outstanding options and SARs, and (4) any maximum limitations prescribed by the plan as to grants of certain types of awards. The administrator may also make similar adjustments in the event of any other change in our Company’s capitalization, including a merger, consolidation, reorganization or liquidation.

Amendment and Termination

          The 2011 Plan will remain in effect until terminated by our board of directors; however we may not grant incentive stock options under the plan more than ten years after its effective date. Our board of directors may terminate, suspend or amend the plan at any time, but, in general, no termination, suspension or amendment may materially impair the rights of any participant with respect to outstanding awards without the participant’s consent. Awards that are outstanding on the plan’s termination date will remain in effect in accordance with the terms of the plan and the applicable award agreements. In December 2011, the shareholders of Dakota Plains approved the plan in advance of the Initial Merger.

Registration

          We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2011 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

          Our board of directors has adopted a written policy regarding transactions with related persons, which we refer to as our related party transaction approval policy. Our related party transaction approval policy requires that any executive officer proposing to enter into a transaction with a “related party” generally must promptly disclose to our audit committee the proposed transaction and all material facts with respect thereto. In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) the commercial reasonableness of the terms, (2) the benefit and perceived benefits, or lack thereof, to us, (3) the opportunity costs of alternate transactions and (4) the materiality and character of the related party’s interest, and the actual or apparent conflict of interest of the related party.

          Our audit committee will not approve or ratify a related party transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our Company and shareholders and the terms of the transaction are fair to our Company. No related party transaction will be consummated without the approval or ratification of our audit committee. It will be our policy that a director will recuse his or her self from any vote relating to a proposed or actual related party transaction in which they have an interest. Under our related party transaction approval policy, a “related party” includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related party transactions exempt from our policy include transactions available to all of our employees and shareholders on the same terms and transactions between us and the related party that, when aggregated with the amount of all other transactions between us and the related party or its affiliates, involve less than $120,000 in a fiscal year.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market Information

          There is no “established trading market” for our shares of common stock. Commencing on or about April 30, 2009, our shares of common stock were listed on the OTC Bulletin Board (“OTCBB”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”) under the symbol “MTHL”. As of March 25, 2012, our Company has been listed on the OTCBB and the OTC Markets QB under the new symbol “DAKP.” In any event, no assurance can be given that any market for our common stock will develop or be maintained. If an “established trading market” ever develops in the future, the sale of shares of our common stock that are deemed to be “restricted securities” pursuant to Rule 144 of the SEC by members of management or others may have a substantial adverse impact on any such market. With the exception of the shares outlined below under the heading “Recent Sales of Unregistered Securities; Use of Proceeds from Registered Securities,” all current holders of shares of our common stock have satisfied the six-month holding period requirement of Rule 144; these listed persons’ shares are subject to the resale limitations outlined below under the heading “Rule 144.”

          Set forth below are the high and low closing bid prices for our common stock for each quarter of 2011 and 2010. These bid prices were obtained from OTC Markets Group Inc. formerly known as the “Pink Sheets, LLC,” formerly known as the “National Quotation Bureau, LLC.” All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. Quotations for our common stock only commenced at the beginning of the second quarter of 2009.

Period	High	Low

January 1, 2010 to March 31, 2010	None	None

April 1, 2010 to June 30, 2010	None	None

July 1, 2010 to September 30, 2010	None	None

October 1, 2010 to December 31, 2010	None	None

January 1, 2011 to March 31, 2011	None	None

April 1, 2011 to June 30, 2011	$1.01	$1.01

July 1, 2011 to September 30, 2011	None	None

October 1, 2011 to December 31, 2011	$1.50	$0.30

Dividends

          Except for a three for one dividend by us in 2008 the effect of which was a three for one forward split of our outstanding common stock, we have not declared any dividends.

          On January 14, 2011, the board of directors of Dakota Plains declared a dividend payable to all its shareholders of record as of January 14, 2011. The dividend was declared in an effort to spread the distribution of positive cash flow throughout 2011. Each Dakota Plains shareholder was given the opportunity to receive the dividend as either (i) a $0.10 cash dividend for each share owned or (ii) a dividend of 0.0645 share of common stock (rounded up to the nearest whole share) for each share owned. Dakota Plains paid aggregate cash dividends of $1,941,632 and issued an additional 1,441,774 shares of our common stock as a result of the dividend.

          We intend to retain our future earnings, if any, to finance the expansion and growth of our business. We do not expect to pay cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, outstanding indebtedness and plans for expansion and restrictions imposed by lenders, if any.

Securities Authorized for Issuance Under Equity Compensation Plans

          The following table provides information about shares that may be issued under the 2011 Equity Incentive Plan as of March 22, 2012. We do not have any other equity compensation plans required to be included in this table.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders (a)	250,000	$2.50	1,750,000

(a)

Consists of the 2011 Equity Incentive Plan, which allows for awards in the form of restricted or unrestricted stock, incentive or non-statutory stock options, stock appreciation rights, performance-based and other stock-based awards.

RECENT SALES OF UNREGISTERED SECURITIES

Common Stock

          Except for our common stock and options and warrants to purchase our common stock issued pursuant to the Initial Merger, we have not issued any unregistered and restricted securities during the past three years.

          Between June and December 2009, Dakota Plains sold an aggregate of 5,980,190 shares of common stock to certain “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, for aggregate proceeds of $1,644,552.25. The sales were effected via a series of closings that took place in each of June, July, August, September, and December 2009. The proceeds were used primarily to build the transloading facility.

          In October 2009 Dakota Plains issued 7,500 shares of its common stock in exchange for consulting services rendered.

          In October 2009 Dakota Plains issued 78,772 shares of its common stock in exchange for consulting services rendered.

          In January 2010, Dakota Plains issued 92,282 shares of its common stock in exchange for consulting services rendered.

          In May 2010, Dakota Plains issued 10,000 shares of its common stock for in exchange for consulting services.

          In August 2010, Dakota Plains issued 700,000 shares of its common stock for aggregate proceeds of $542,500. The proceeds were used primarily for expanding the transloading facility to meet logistical and storage needs.

          In September 2010, Dakota Plains issued 24,000 shares of its common stock in exchange for consulting services rendered.

          In February 2011, Dakota Plains issued 1,441,774 shares of its common stock to existing shareholders pursuant to a dividend.

          In February 2011, Dakota Plains issued 1,000,000 shares of its common stock to each of its former Chief Executive Officer and former Chief Financial Officer as compensation for their service.

          In February 2011, Dakota Plains issued to Mr. Claypool 500,000 restricted shares of its common stock in connection with the commencement of his employment.

          In April 2011, Dakota Plains issued to Mr. Dillon 100,000 restricted shares of its common stock in connection with the commencement of his employment.

          In March 2011, Dakota Plains sold an aggregate of 1,500,000 shares of its common stock for aggregate proceeds of $3,187,500. The proceeds were used primarily as working capital, to expand the existing transloading facility to meet logistical and storage needs, and for trading uses as part of the marketing arrangement with WFS.

          In March, 2011 Dakota Plains issued an aggregate of 50,000 shares due to an exercise of stock warrants.

          In April 2011, Dakota Plains issued an aggregate of 272,000 shares to various service providers for consulting and administrative services.

          In September 2011, Dakota Plains issued to each of its four non-employee directors a grant of 10,000 shares of its common stock in connection with their election to the board of directors.

          In November, 2011, Dakota Plains issued an aggregate of 7,500 shares to holders of promissory notes as an exchange fee.

          In December 2011, Dakota Plains issued 10,000 shares of common stock to in exchange for consulting services rendered.

          In December 2011, Dakota Plains sold an aggregate of 500,000 shares of its common stock for aggregate proceeds of $2,000,000. The proceeds were used primarily as working capital, in order to expand the existing transloading facility to meet logistical and storage needs and for trading uses as part of the marketing arrangement with WFS.

          None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe the transactions were exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof, and the rules and regulations promulgated thereunder, or Rule 701 thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and agreements relating to compensation as provided under such Rule 701. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

Warrants

          In February 2011, Dakota Plains issued warrants to purchase an aggregate of 3,500,000 shares of its common stock at a price of $0.285 per share as an inducement to purchasers of $3,500,000 aggregate principal amount of 12.0% Promissory Notes. 50,000 of these warrants have been exercised as of the time of this filing.

          In February 2011, Dakota Plains issued to Mr. Claypool a warrant to purchase 600,000 shares of its common stock at a price of $2.50 per share, in connection with the commencement of his employment.

          In April 2011, Dakota Plains issued to Mr. Dillon a warrant to purchase 100,000 shares of its common stock at a price of $2.50 per share, in connection with the commencement of his employment.

Promissory Notes

          In February 2011, Dakota Plains borrowed an aggregate principal amount of $3,500,000 pursuant to 12.00% Promissory Notes due January 31, 2012 (the “Senior Notes”) payable to certain shareholders. All holders of promissory notes received warrants to purchase one share of common stock for every $1.00 loaned at an exercise price of $0.285 per share as inducement for the execution of the promissory notes and delivery of the borrowed amounts. All promissory note holders received identical terms for their loans and warrants regardless of their relationship or position as executive officers, directors or their status as a founding shareholder. The unpaid principal balance of each Senior Note was subject to interest at 12.0% per annum and set to become due on January 31, 2012. The Senior notes were consolidated in November 2011 as discussed below.

          In April 2011, Dakota Plains borrowed an aggregate principal amount of $5,500,000 pursuant to 12.00% Promissory Notes due October 14, 2012 (collectively, the “Junior Notes”). Each holder of Junior Notes also executed a Supplement that caused the Junior Notes to be subordinate to the Senior Notes. All promissory note holders received identical terms for their loans regardless of their relationship with our executive officers, directors or their status as a founding shareholder. The Junior Notes were consolidated in November 2011 as discussed below.

          In November 2011, Dakota Plains combined the Promissory Notes issued in February 2011 and April 2011 by issuing $9,000,000 aggregate principal amount of 12% Promissory Notes due March 1, 2013 (the “Consolidated Notes”) pursuant to Exchange and Loan Agreements entered into between Dakota Plains and each holder of the Senior Notes or Junior Notes. Under the Exchange and Loan Agreements, each holder agreed to exchange all of their Senior Notes and Junior Notes for a single Consolidated Note in an aggregate principal amount equal to the combined aggregate principal amount of Senior and Junior Notes exchanged. All accrued but unpaid interest became due and payable in arrears on December 31, 2011. Thereafter, all accrued but unpaid interest is due and payable in arrears on the last day of each fiscal quarter. The Consolidated Notes may be prepaid in whole or in part without penalty or premium at any time after the occurrence of the Initial Merger.

          An additional payment, which may be paid in shares or cash at the election of the note holder, is due thirty days after the date of the Second Merger. If the average closing price of our Company’s common stock over the twenty trading days immediately following the Second Merger (the “Initial Trading Price”) exceeds $2.50, as the same may be adjusted, then each note holder will be entitled to receive from our Company an amount equal to the remainder, to the extent positive, of (x) the unpaid principal amount of their Consolidated Note multiplied by the Initial Trading Price and divided by $2.50 minus (y) the unpaid principal amount of the Consolidated Note. The additional payments, if any, will be due and payable to the holders of the Consolidated Notes within thirty days of the Second Merger.

          In connection with the Initial Merger, our Company issued (a) 37,014,018 shares of its common stock to 165 record holders in exchange for all the issued and outstanding stock of Dakota Plains, including 530,000 restricted shares of our Company’s common stock to two holders in exchange for the same number of shares of similarly restricted Dakota Plains common stock. In addition, all outstanding options to purchase shares of Dakota Plains common stock were converted to options to purchase an aggregate of 250,000 shares of our Company’s common stock and all outstanding warrants to purchase shares of Dakota Plains, common stock were converted into warrants to purchase an aggregate of 4,150,000 shares of our Company’s common stock.

          These issuances were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, since the issuances did not involve a public offering, the recipients took the shares for investment and not resale and we took appropriate measures to restrict transfer.

Exemptions from Registration for Sales of Restricted Securities

          We issued all of these securities to a limited number of persons who were “accredited investors” or “sophisticated investors,” as those terms are defined in Rule 501 of Regulation D of the SEC, without the use of any general solicitations or advertising to market or otherwise offer the securities for sale. In addition, each such person had prior access to all material information about our Company and represented to us in writing (i) that it was an accredited investor or sophisticated investor investing with the assistance of a purchaser representative, (ii) that it was acquiring the common stock, warrants or promissory notes, each as applicable, for its own account and not with a view to distribute them and (iii) that the common stock, warrants or promissory notes each investor acquired were restricted securities. Dakota Plains (or its successor) also caused the filing of a Notice on Form D with the SEC with respect to each transaction for which such filing is required under Regulation D. Based on the foregoing, we believe that the offer and sale of these securities were exempt from the registration requirements of the Securities Act, pursuant to Sections 4(2) and 4(6) thereof. Registration of sales to “accredited investors” is preempted from state regulation by Section 18 of the Securities Act, though states may require the filing of notices, a fee and other administrative documentation.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock. It does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of our certificate of incorporation and bylaws, copies of which are attached hereto and incorporated herein by reference.

Authorized Capital

          Our authorized capital stock consists of: (1) 200,000,000 shares of common stock and (2) 10,000,000 shares of preferred stock. As of March 22, 2012, there were approximately 230 holders of record of our common stock and no holders of preferred stock. As of March 22, 2012, after giving effect to the Initial Merger, we had 37,654,218 shares of common stock and no shares of preferred stock outstanding.

Common Stock

Voting Rights

          Each share of common stock entitles the holder to one vote for all purposes and cumulative voting is not permitted in the election of directors. Significant corporate transactions, such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation, require approval by the affirmative vote of the majority of the outstanding shares of common stock. Other matters to be voted upon by the holders of common stock normally require the affirmative vote of a majority of the shares present at the particular shareholders meeting.

Dividend Rights

          Holders of common stock are entitled to receive such dividends as may be declared by the board of directors out of assets legally available therefore, and to share ratably in the assets of our Company available upon liquidation. However, we do not anticipate payment of any dividends in the foreseeable future. See “Dividend Policy.”

Liquidation and Preemptive Rights

          In the event of liquidation, dissolution or winding-up, holders of our common stock are entitled to share ratably in the assets of our Company available upon liquidation. There are no preemptive, subscription, conversion or redemption rights pertaining to our common stock. The absence of preemptive rights could result in a dilution of the interest of investors should additional shares of common stock be issued.

Preferred Stock

          The amended and restated articles of incorporation provides that we may issue up to 10,000,000 shares of preferred stock in one or more series as may be determined by the board of directors. The board has broad discretionary authority with respect to the rights of any new series of preferred stock and may establish the following with respect to the shares to be included in each series, without any vote or action of the shareholders:

•	the number of shares;

•	the designations, preferences and relative rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences; and

•	any qualifications, limitations or restrictions.

          We believe that the ability of the board to issue one or more series of preferred stock will provide flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that may arise. The authorized shares of preferred stock, as well as authorized and unissued shares of common stock, will be available for issuance without action by the holders of common stock, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

          The board may authorize, without shareholder approval, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock. Although the board has no current intention of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt of our Company. The board could also issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the board, including a tender offer or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then-current market price. Any issuance of preferred stock therefore could have the effect of decreasing the market price of our common stock.

          The board will make any determination to issue such shares based on its judgment as to the best interests of our Company and shareholders. We have no current plans to issue any preferred stock.

Options

          As of March 22, 2012, we had issued and outstanding options to purchase 250,000 shares of common stock with a weighted average exercise price of $2.50 per share, all of which were issued under the 2011 Plan and assumed by our Company pursuant to the Initial Merger. As of the same date, an additional 1,750,000 shares remained available for future grants under the 2011 Plan.

Warrants

          As of March 22, 2012, we had issued and outstanding warrants to purchase 4,150,000 shares of common stock with a weighted average exercise price of $0.66 per share and no warrants to purchase shares of preferred stock outstanding.

Anti-Takeover Provisions

          Provisions of the amended and restated articles of incorporation and amended and restated bylaws of our Company, may delay or discourage transactions involving an actual or potential change in control of our Company or change in the management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that the shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, the amended and restated articles of incorporation and amended and restated bylaws:

•	provide for the board of directors to be elected at each regular meeting of the shareholders to serve for an indefinite term that expires at the next regular meeting of the shareholders;

•

permit the board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in the control;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	provide that shareholders may act by written consent in lieu of a meeting;

•

provide that a special meeting of the shareholders may be called by the president, vice president or by the board of directors or any two or more members thereof; or by one or more shareholders holding not less than ten percent of the voting power of all shares of our Company entitled to vote (except that a special meeting called by shareholders for the purpose of considering any action to directly or indirectly effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by shareholders holding not less than twenty-five percent of all shares of our Company entitled to vote);

•

do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

Limitation on Liability of Directors and Indemnification

          The amended and restated articles of incorporation limit the liability of the directors to the fullest extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to our Company or the shareholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares as provided in Chapter 78 of the Nevada Revised Statutes;

•	transaction from which the directors derived an improper personal benefit; or

•	act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability becomes effective.

          These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

          The amended and restated bylaws provide that we will indemnify and advance expenses to the directors and officers to the fullest extent permitted by law or, if applicable, pursuant to indemnification agreements. They further provide that we may choose to indemnify other employees or agents of our Company from time to time. Section 78.752 of the Nevada Revise Statutes and the amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to our Company, regardless of whether the bylaws permit indemnification. We obtained a directors’ and officers’ liability insurance policy.

          Except as described above under “Certain Relationships and Related Party Transactions,” at present there is no pending litigation or proceeding involving any of the current or former directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

          Our common stock is listed on the OTC Bulletin Board of the Financial Industry Regulatory Authority, Inc. under the symbol “MCTH.OB.” We have initiated a request for a new trading symbol that reflects the change in our Company’s name as a result of the Second Merger.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117 telephone, (801) 272-9294.

Item 3.02	Unregistered Sales of Equity Securities.

          The disclosures set forth in Item 2.01 above are hereby incorporated by reference into this Item 3.02.

Item 5.01	Changes in Control of Registrant.

          The disclosures set forth in Item 2.01 above are hereby incorporated by reference into this Item 5.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          In connection with the Initial Merger, all of our previous directors and officers resigned and were replaced by the directors and officers of Dakota Plains, Inc.

DIRECTORS AND EXECUTIVE OFFICERS

          The following table sets forth information concerning our directors and executive officers:

Name	Age	Position
Gabriel G. Claypool	36	Chairman of the Board of Directors, Chief Executive Officer, President and Secretary
Timothy R. Brady	50	Chief Financial Officer and Treasurer
Nicholas Q. Dillon	28	Vice President of Finance
Paul M. Cownie	35	Director
David J. Fellon	49	Director
Terry H. Rust	59	Director
John W. Whitaker	60	Director

Executive Officers

          Gabriel G. Claypool was elected director of our Company and appointed to serve as our Chief Executive Officer, President and Secretary in connection with the Initial Merger effective as of March 22, 2012. He had previously served as a director and Chief Executive Officer, President and Secretary of Dakota Plains since February 2011. On February 10, 2011, he was appointed to also serve as Chairman of the Board of Directors of Dakota Plains. Mr. Claypool was previously Regional Manager with Juniper Networks from 2009 to 2011 and prior to that was with AT&T, from 2004 to 2009. Mr. Claypool has been involved in the agriculture industry his entire life and has substantial experience from one of the largest century farms in northern Iowa. Mr. Claypool has numerous years’ experience with various forms of transportation logistics, as well as commodity marketing, trading and hedging through futures and other contracts. Mr. Claypool also brings strong business development and management experience from two Fortune 10 companies, handling relationships with Fortune 500 firms. Mr. Claypool holds a Bachelor of Business Administration degree from the University of Iowa.

          Timothy R. Brady was appointed to serve as our Chief Financial Officer and Treasurer in connection with the Initial Merger effective as of March 22, 2012. He had previously served as Chief Financial Officer and Treasurer of Dakota Plains since September 2011. Before joining Dakota Plains, Mr. Brady served as one of three founders and Chief Financial Officer of Encore Energy, a privately held independent operator of oil and natural gas properties, from May 2011 through September 2011. Prior to that position, Mr. Brady served as the Chief Financial Officer from April 2010 through May 2011 of Allied Energy, a publicly traded oil and natural gas company, and served on its Board of Directors, where Mr. Brady was instrumental in upgrading the firm to the highest grading level on the OTC Market tier. Prior to that position, Mr. Brady was an independent consultant for eight years. Mr. Brady has over 28 years of financial experience within the energy, financial services, and manufacturing industry. Mr. Brady has extensive experience with SEC reporting, balance sheet management, investor relations, treasury, mergers and acquisitions, audit, internal controls implementation, and compliance. Mr. Brady holds a Bachelor of Science degree in Finance from Indiana University and an MBA from Loyola University of Chicago.

          Nicholas Q. Dillon was appointed to serve as our Vice President of Finance in connection with the Initial Merger effective as of March 22, 2012. He had previous served as Vice President of Finance of Dakota Plains since September 2011. He previously served as Chief Financial Officer and Treasurer of Dakota Plains from April to September 2011. Mr. Dillon is responsible for activities including financial reporting, forecasting, accounting, tax, and Sarbanes Oxley compliance. Prior to joining our Company, Mr. Dillon held various finance and accounting positions within Honeywell International’s Aerospace and Automated Control Solutions businesses from 2007 to 2011. He also spent time with International Business Machines in 2006, after graduating from the University of Wisconsin, Madison, with a Bachelor of Business Administration degree focused on finance, investments and banking.

Board of Directors

          Each of the following individuals was elected to serve as a director of our Company effective as of March 22, 2012, in connection with the Initial Merger.

          Paul M. Cownie has served as Chairman and Chief Executive Officer of Southern Plains Resources, an exploration and production company based in Des Moines, IA and focused on domestic oil and gas resource plays, since July 2010. Mr. Cownie has also served as President of COG Partners, LLC, a family-owned energy business focused on investing in the oil and gas industry, since July 2008. Mr. Cownie co-founded Format Dynamics, a software company based in Denver, CO, in November 2002 and served as its Director of Business Development from November 2002 to November 2007. Mr. Cownie also founded TrophyRoom.com, which is currently the world’s largest hunting and fishing video-hosting website. Mr. Cownie holds a Bachelor of Arts in History from Colorado College. Mr. Cownie brings to the board considerable management and leadership experience, especially his knowledge of the energy industry.

          David J. Fellon is the owner and President of Progressive Rail, Progressive Rail Specialized Logistics and Carload Connection Group, a position he has held since January 1996. Mr. Fellon’s entire life has revolved around the rail transportation industry, with his independent start coming in 1996 with the acquisition of a three mile section of track in Lakeville, Minnesota. With a focus on consistently providing a level of rail transportation service that far and away exceeded his valued customers’ highest expectations, that original three miles has expanded to nearly three hundred miles. Throughout their impressive growth, Mr. Fellon’s companies have remained keenly focused on delivering a wide range of supply chain solutions for customers of every imaginable description in both size and scope. Mr. Fellon’s extensive rail experience provides him with the necessary skills to serve as a member of the board of directors.

          Terry H. Rust retired from his position as a Principal with LarsonAllen LLP in Minneapolis, Minnesota, in November 2011. Mr. Rust served as a Principal from January 1990 to November 2011. LarsonAllen is a professional services firm that provides assurance, accounting, tax, consulting and advisory services via their network of 1,800 employees and over 40 locations throughout the United States. Mr. Rust is a Certified Public Accountant (CPA) and has over 35 years in public accounting, with a focus on manufacturing, construction, real estate and other professional services groups. He is affiliated with the American Institute and Minnesota Society of CPAs. Mr. Rust enjoys supporting numerous community organizations and has been a Board member of four separate corporations. Mr. Rust holds a Bachelor of Business Administration degree from the University of Iowa. Mr. Rust’s 35 years of public accounting experience provide him with the necessary skill set to serve as a member of the board of directors.

          John W. Whitaker is a Private Investor from Kansas City, Missouri. Mr. Whitaker is the Co-founder/CEO of O’Neill & Whitaker Inc., a United States Customs Brokers/Foreign Freight Forwarders founded in 1979. Mr. Whitaker was also the CEO of Midwest Intermodal Freight Services Inc., formed in 1981. O’Neill & Whitaker Inc., with offices in Kansas City, Los Angeles, New York, Chicago, Seattle, Atlanta and Miami represented importers and exporters in all facets of international trade and logistics. O’Neill & Whitaker Inc. and Midwest Intermodal Freight Services Inc. were acquired by Maersk Logistics USA in May 2001. Mr. Whitaker is a licensed Customs Broker (#5474) with the United States Department of the Treasury. Mr. Whitaker holds a Bachelor of Arts degree from Regis University in Denver, Colorado. Mr. Whitaker’s past CEO experience provide him with the skills, knowledge and ability to serve as a member of the board of directors.

Director Independence; Structure of the Board of Directors

          Our board of directors will consist of five directors. Four of the five directors will be independent directors, as defined under the applicable listing standards of the NYSE Amex Equities Market. These independent directors are Messrs. Cownie, Fellon, Rust and Whitaker.

          There is no family relationship among any of our directors, executive officers or persons nominated to become a director or executive officer.

Committees of Our Board of Directors

          The board of directors has established three standing committees: an audit committee, a compensation committee and a nominating committee.

          The membership of each committee is as follows:

	Committees			Independent Directors
Director	Audit	Compensation	Nominating
Gabriel G. Claypool
Paul M. Cownie	✓		✓*	✓
David J. Fellon		✓*	✓	✓
Terry H. Rust	✓*	✓	✓	✓
John W. Whitaker	✓	✓		✓
* Denotes committee chair. John W. Whitaker will serve as lead independent director.

          Our board of directors has adopted written charters for each of its committees. Current copies of all committee charters appear on our website at www.dakotaplains.com and are available in printed form upon written request delivered to Corporate Secretary, Dakota Plains Holdings, Inc., 294 Grove Lane East, Wayzata, Minnesota 55391.

Audit Committee

          The audit committee’s primary functions, among others is to: (a) assist the board of directors in discharging its statutory and fiduciary responsibilities with regard to audits of the books and records of our Company and the monitoring of its accounting and financial reporting practices; (b) carry on appropriate oversight to determine that our Company and its subsidiaries have adequate administrative and internal accounting controls and that they are operating in accordance with prescribed procedures and codes of conduct; and (c) independently review our Company’s financial information that is distributed to shareholders and the general public.

          All of the members of the audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC. Our board of directors has determined that Terry Rust is qualified to serve as an audit committee financial expert, as that term is defined under the applicable rules of the SEC. Each member of the audit committee satisfies the independence requirements of Rule 10A-3(b)(1) of the Securities Exchange Act.

Nominating Committee

          The nominating committee is primarily responsible for identifying individuals qualified to serve as members of our board of directors, recommending individuals to our board of directors for nomination as directors and committee membership, reviewing the compensation paid to our non-employee directors and recommending adjustments in director compensation, as necessary, in addition to overseeing the annual evaluation of our board of directors.

Compensation Committee

          The compensation committee reviews and approves on an annual basis the goals and objectives relevant to our Chief Executive Officer’s compensation and the annual compensation of our executive officers in light of their respective performance evaluations. Our compensation committee is responsible for administering our 2011 Omnibus Incentive Plan, including approval of individual grants of stock options and other awards.

Code of Conduct

          Our board of directors has adopted a code of business conduct and ethics relating to the conduct of our business by our employees, officers and directors, which is posted on our Company website.

Role of the Board in Risk Oversight

          One of the key functions of our board of directors is informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Compensation Committee Interlocks and Insider Participation

          None of the members of the compensation committee nor any director nominee proposed to become a member of the compensation committee is or has at any time during the last completed fiscal year been an officer or employee of our Company. None of our executive officers has served as a member of the board of directors or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors during the last completed fiscal year.

          None of the members of the compensation committee is or has at any time during the last completed fiscal year been an officer or employee of ours. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the last completed fiscal year.

Director Compensation

          From the inception of our Company in 2008 through 2010, Dakota Plains did not provide any compensation to its directors. Our Company reimburses its directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

          The following table sets forth director compensation for non-employee directors for the year ended December 31, 2011.

Name	Fees earned or paid in cash ($)	Stock awards ($)(a)	Option awards ($)(a)	All other compensation ($)	Total ($)
Paul M. Cownie	-	$21,250	$16,541	-	$37,791
David J. Fellon	-	$21,250	$16,541	-	$37,791
Terry H. Rust	-	$21,250	$16,541	-	$37,791
John W. Whitaker	-	$21,250	$16,541	-	$37,791

(a)

In accordance with our current director compensation policy, upon his respective appointment to our board of directors on September 27, 2011, each of our four current non-employee directors was awarded an initial stock option to purchase up to 50,000 shares at an exercise price of $2.50 per share, and an initial grant of 10,000 shares of our common stock.

          For 2011 Dakota Plains adopted a policy that, upon appointment to its board of directors, each non-employee director received (i) an initial stock option to purchase up to 50,000 shares of our common stock and (ii) an initial grant of 10,000 shares of our common stock.

EXECUTIVE COMPENSATION

          Base salaries for each of our named executive officers were initially established based on arm’s-length negotiations between Dakota Plains and the executive. Our compensation committee will review our named executive officers’ salaries annually at the beginning of each year. When negotiating or reviewing base salaries, the compensation committee expects to consider market competitiveness based on their market experience, the executive’s expected future contribution to our success and the relative salaries and responsibilities of our other executives. None of our Company’s continuing executive officers were employed by our Company during the most recent completed fiscal year.

Summary Compensation Table for Dakota Plains

          The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2011 and 2010 by the named executive officers of Dakota Plains. Messrs. Reger and Gilbertson resigned all of their respective positions with Dakota Plains as of February 10, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	Option Awards ($)(b)	All Other Compensation ($)	Total ($)
James Randall Reger	2010	—	—	—	—	—	—
Former Chief Executive Officer
	2011	—	—	$775,000	—	—	$775,000

Weldon W. Gilbertson	2010	—	—	—	—	—	–
Former President and Treasurer
	2011	—	—	$775,000	—	—	$775,000

Gabriel G. Claypool	2011	$75,000	$52,500	$387,500	56,549	—	$571,549
Chief Executive Officer, President and Secretary

Timothy R. Brady	2011	$47,064	—	—	$16,541	—	$63,605
Chief Financial Officer and Treasurer

Nicholas Q. Dillon	2011	$37,103	$25,000	$212,500	77,799	—	$352,402
Vice President of Finance

(a)

The amounts shown for each individual represents the grant date fair value of a stock award granted during the year computed in accordance with ASC Topic 718, Compensation–Stock Compensation, utilizing the assumptions discussed in Note 6 of the Notes to Consolidated Financial Statements for the year ended December 31, 2011 and disregarding the effects of any estimate of forfeitures related to service-based vesting.

(b)

The amounts shown for each individual represents the grant date fair value of a stock option, in the case of Mr. Brady, or stock warrant, in the cases of Mr. Claypool and Mr. Dillon, granted during the year computed in accordance with ASC Topic 718, Compensation–Stock Compensation, utilizing the assumptions discussed in Note 6 of the Notes to Consolidated Financial Statements for the year ended December 31, 2011 and disregarding the effects of any estimate of forfeitures related to service-based vesting.

          Pursuant to the employment agreement between Dakota Plains and Mr. Claypool, he received the equivalent of (i) 500,000 restricted shares of Dakota Plains common stock and (ii) a warrant to purchase up to 600,000 shares of its common stock at an exercise price of $2.50 per share. The warrant was set to expire on February 22, 2016. Fifty thousand of Mr. Claypool’s restricted shares vested on November 1, 2011. All of Mr. Claypool’s remaining restricted shares and his warrant were to vest in full on the earliest of (a) February 5, 2013, (b) a change in control of our Company, and (c) termination of Mr. Claypool’s employment by our Company for any reason other than certain limited circumstances. Any unvested shares underlying Mr. Claypool’s’ restricted shares and his warrant would have automatically terminated and been cancelled in the event Mr. Claypool terminated his employment with Dakota Plains for any reason. In connection with the Initial Merger, Mr. Claypool received a replacement warrant and shares of restricted stock bearing substantially similar terms.

          Pursuant to the employment agreement between Dakota Plains and Mr. Brady, he received an option to purchase the equivalent of up to 50,000 shares of its common stock at an exercise price of $2.50 per share, in accordance with the terms of its 2011 Equity Incentive Plan. The option was immediately exercisable in full and expires on September 26, 2016. In connection with the Initial Merger, Mr. Brady received a replacement option bearing substantially similar terms under our 2011 Equity Incentive Plan (described below).

          Pursuant to the employment agreement between Dakota Plains and Mr. Dillon, he received the equivalent of (i) 100,000 restricted shares of its common stock and (ii) a warrant to purchase up to 100,000 shares of its common stock at an exercise price of $2.50 per share. The warrant was set to expire on April 5, 2016. Twenty thousand of Mr. Dillon’s restricted shares vested on January 1, 2012 and his remaining 80,000 restricted shares and his warrant were to vest in full on April 5, 2013. All of Mr. Dillon’s restricted shares and his warrant were subject to accelerated vesting in full upon either (a) a change in control of Dakota Plains or (b) termination of Mr. Dillon’s employment by Dakota Plains for any reason other than certain limited circumstances. Any unvested shares underlying Mr. Dillon’s restricted shares and his warrant would have automatically terminated and been cancelled in the event Mr. Dillon terminated his employment with Dakota Plains for any reason. In connection with the Initial Merger, Mr. Dillon received a replacement warrant and restricted stock bearing substantially similar terms.

Employment Agreements

          Dakota Plains originally entered into an employment agreement with Gabriel G. Claypool, our Chief Executive Officer, on February 22, 2011. In connection with the Initial Merger, our Company entered into a new employment agreement with substantially similar terms and replacing Mr. Claypool’s original employment agreement with Dakota Plains, effective as of March 22, 2012. Mr. Claypool’s employment agreement provides for an initial annualized salary of $90,000. Mr. Claypool’s employment agreement is effective for an initial term through February 22, 2013 and automatically renews for one additional year at the end of each calendar year unless terminated by us or Mr. Claypool.

          Dakota Plains originally entered into an employment agreement with Timothy R. Brady, our Chief Financial Officer and Treasurer, on September 26, 2011. In connection with the Initial Merger, our Company entered into a new employment agreement with substantially similar terms and replacing Mr. Brady’s original employment agreement with Dakota Plains, effective as of March 22, 2012. Mr. Brady’s employment agreement provides for an initial annualized salary of $175,000. Mr. Brady’s employment agreement is effective for an initial term through September 26, 2013 and automatically renews for one additional year at the end of each calendar year unless terminated by us or Mr. Brady.

          Dakota Plains originally entered into an employment agreement with Nicholas Q. Dillon, our Vice President of Finance, on April 5, 2011. In connection with the Initial Merger, our Company entered into a new employment agreement with substantially similar terms and replacing Mr. Dillon’s original employment agreement with Dakota Plains, effective as of March 22, 2012. Mr. Dillon’s employment agreement provides for an initial annualized salary of $50,000. Mr. Dillon’s employment agreement is effective for an initial term through April 5, 2013 and automatically renews for one additional year at the end of each calendar year unless terminated by us or Mr. Dillon.

          Pursuant to their employment agreements, Messrs. Claypool, Brady and Dillon are each entitled to such bonuses (in addition to an initial signing bonus) as may be determined by our board of directors or its compensation committee, but our company is not obligated to pay any bonuses to any executive. The employment agreements also provided for restricted stock and warrant or option grants as described in further detail under “Executive Compensation” above and restrict Messrs. Claypool, Brady and Dillon from disclosing our confidential information or competing with us or soliciting our employees to engage in other employment during the term of their respective employment with us and for two years thereafter.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of Securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
James Randall Reger	—	—		—	—	—	—		—	—	—

Weldon W. Gilbertson	—	—		—	—	—	—		—	—	—

Gabriel G. Claypool	—	600,000	(a)	—	$2.50	2/22/2016	450,000	(a)	$1,800,000	—	—

Timothy R. Brady	50,000	—		—	$2.50	9/26/2016	—		—	—	—

Nicholas Q. Dillon	—	100,000	(b)	—	$2.50	4/5/2016	80,000	(b)	$320,000	—	—

(a)

All shares become exercisable or vest, as applicable, on February 5, 2013 but are subject to accelerated exercisability or vesting as discussed under “Potential Payments Upon Termination or Change-in-Control” below.

(b)

All shares become exercisable or vest, as applicable, on April 5, 2013 but are subject to accelerated exercisability or vesting as discussed under “Potential Payments Upon Termination or Change-in-Control” below.

Potential Payments Upon Termination or Change-in-Control

          As December 31, 2011, the last day of the most recent completed fiscal year of Dakota Plains, it did not have any arrangements that provided for payments to a named executive officer at, following, or in connection with any termination.

          All of the restricted shares and warrants granted to Messrs. Claypool and Dillon under his respective employment agreement are subject to accelerated vesting in full upon either (a) a change in control of our Company (as defined in the agreement) or (b) termination by our Company of the respective employee’s employment for any reason other than certain limited circumstances. The employment agreements define a “change in control” to include both (i) the consummation of a reorganization, merger, share exchange, consolidation or similar transaction (other than a transaction effectuated in connection with our Company becoming “publicly trade”), or the sale or disposition of all or substantially all of the assets of our Company, unless, in any case, the persons beneficially owning the voting securities of our Company immediately before that transaction beneficially own, directly or indirectly, immediately after the transaction, at least fifty percent of the voting securities of our Company or any other corporation or other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of our Company immediately prior to the transaction and (ii) our shareholders approve a complete liquidation or dissolution of our Company. Messrs. Claypool and Dillon’s restricted shares and warrants granted under their employment agreements do not vest in full if our Company terminates their respective employment for (1) an intentional act of fraud, embezzlement, theft or any other material violation of law, (2) grossly negligent or intentional damage to our Company’s reputation or assets, (3) grossly negligent or intentional disclosure of confidential information in violation of his employment agreement, or (4) willful and continued failure to substantially performed required duties for our Company (other than as a result of incapacity due to physical or mental illness).

          Neither the Initial Merger, Second Merger nor any related transactions are deemed change-in-control with respect to Dakota Plains, Inc.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

          Effective as of March 23, 2012, our board of directors amended and restated our articles of incorporation to reflect the change in our Company’s name pursuant to the Second Merger and to remove references to the incorporator and initial members of the board of directors. The text of the resulting amended and restated articles of incorporation of Dakota Plains Holdings, Inc. is filed as Exhibit 3.1 to this current report on Form 8-K and is hereby incorporated by reference into this Item 5.03.

          Effective as of March 23, 2012, our board of directors amended and restated our bylaws to reflect the change in our Company’s name. The text of the resulting amended and restated bylaws is filed as Exhibit 3.2 to this current report on Form 8-K and is hereby incorporated by reference into this Item 5.03.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

1.	Dakota Plains, Inc. and subsidiaries Consolidated Financial Statements for the fiscal years ended December 31, 2011 and 2010.

2.	Dakota Petroleum Transport Solutions, LLC Financial Statements for the fiscal years ended December 31, 2011 and 2010.

3.	DPTS Marketing, LLC Financial Statements for the period from April 29, 2011 to December 31, 2011.

(b)	Pro Forma Financial Information

1.	Pro Forma Financial Statements (Unaudited) of Dakota Plains Holdings, Inc. and Subsidiaries for the year ended December 31, 2011.

(c)	Exhibits

The Exhibit Index is incorporated herein by reference.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKOTA PLAINS HOLDINGS, INC.

Date: July 27, 2012	/s/ Gabriel G. Claypool
Gabriel G. Claypool
Chief Executive Officer, President and Secretary

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing
2.1	Agreement and Plan of Merger, dated March 22, 2012, by and among MCT Holding Corporation, Dakota Plains, Inc. and DP Acquisition Corporation	Previously Filed

2.2	Plan of Merger of Dakota Plains, Inc. with and into MCT Holding Corporation	Previously Filed

2.3	Stock Purchase Agreement, dated March 23, 2012, by and among MCT Holding Corporation, MCT Distribution Corporation and Lindsey Hailstone	Previously Filed

3.1	Amended and Restated Articles of Incorporation, effective March 23, 2012	Previously Filed

3.2	Amended and Restated Bylaws, effective March 23, 2012	Previously Filed

4.1	Form of Promissory Note dated November 1, 2011	Previously Filed

10.1	Dakota Plains Holdings, Inc. 2011 Equity Incentive Plan	Previously Filed

10.2	Form of Incentive Stock Option under 2011 Equity Incentive Plan	Previously Filed

10.3	Form of Non-Statutory Stock Option under 2011 Equity Incentive Plan	Previously Filed

10.4	Form of Restricted Stock Agreement under 2011 Equity Incentive Plan	Previously Filed

10.5	Form of Warrant with Executive Officers	Previously Filed

10.6	Form of Warrant	Previously Filed

10.7	Employment Agreement with Gabriel G. Claypool, dated March 22, 2012	Previously Filed

10.8	Employment Agreement with Timothy R. Brady, dated March 22, 2012	Previously Filed

10.9	Employment Agreement with Nicholas Q. Dillon, dated March 22, 2012	Previously Filed

10.10	Form of Exchange and Loan Agreement dated November 1, 2011	Previously Filed

10.11	Form of Exchange and Loan Agreement (Standby Credit Arrangement) dated November 1, 2011	Previously Filed

10.12	Dakota Petroleum Transport Solutions, LLC Member Control Agreement dated November 9, 2009	Previously Filed

10.13	DPTS Marketing LLC Member Control Agreement dated April 29, 2011	Previously Filed

10.14	Amendment to DPTS Marketing LLC Member Control Agreement dated August 17, 2011	Previously Filed

10.15	Lease Agreement dated November 4, 2009	Previously Filed

10.16	Supplemental Agreement to Dakota Petroleum Transport Solutions, LLC Member Control Agreement and Dakota Petroleum Transport Solutions, LLC Lease Agreement dated July 22, 2010	Previously Filed

10.17	Amendment to Dakota Petroleum Transport Solutions, LLC Member Control Agreement dated April 29, 2011	Previously Filed

10.18	Amendment to Lease Agreement dated August 18, 2011

10.19	Indemnification Agreement	Previously Filed

21.1	List of Subsidiaries	Previously Filed

99.1	Dakota Plains, Inc. and Subsidiaries Consolidated Financial Statements for the fiscal years ended December 31, 2011 and 2010	Filed Electronically

99.2	Dakota Petroleum Transport Solutions, LLC Financial Statements for the fiscal years ended December 31, 2011 and 2010.	Previously Filed

99.3	DPTS Marketing, LLC Financial Statements for the period from April 29, 2011 to December 31, 2011.	Previously Filed

99.4	Pro Forma Financial Statements (Unaudited) of Dakota Plains Holdings, Inc. and Subsidiaries for the fiscal year ended December 31, 2011	Previously Filed